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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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301 Binney Street
Cambridge, Massachusetts 02142

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.

Date:	Wednesday, June 3, 2015
Time:	9:00 a.m. - 10:00 a.m. Eastern Time
Place:	Ironwood Pharmaceuticals, Inc. 301 Binney Street Cambridge, MA 02142
Purpose:	We are holding the annual meeting for stockholders to consider two company sponsored proposals as follows:
	1.	To elect our Class II directors, each for a three-year term; and
	2.	To ratify our audit committee's selection of Ernst & Young LLP as our auditors for 2015.
We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.

        Our board of directors recommends you vote "for" each of the nominees for Class II director (proposal no. 1) and "for" ratification of our selection of auditors (proposal no. 2).    Only stockholders of record at the close of business on April 10, 2015 are entitled to notice of and to vote at the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

        You are cordially invited to attend the annual meeting in person. To ensure that your vote is counted at the annual meeting, however, please vote as promptly as possible.

Proxy Material Mailing Date:	Sincerely,
April 17, 2015	Senior Vice President, Chief Legal Officer, and Secretary

i

301 Binney Street
Cambridge, Massachusetts 02142

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        Our board of directors is soliciting proxies for the 2015 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 17, 2015, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day.

        In this proxy statement, references to "the company" or "Ironwood" and, except within the Audit Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Ironwood Pharmaceuticals, Inc. LINZESS® is a trademark of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved.

        The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

        Who can vote.    Only stockholders of record of either of our two series of common stock, our Class A common stock and our Class B common stock, at the close of business on April 10, 2015 can vote at the meeting.

        Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting. On our record date, April 10, 2015, we had 142,078,411 shares of our common stock outstanding and entitled to vote (125,923,599 shares of our Class A common stock and 16,154,812 shares of our Class B common stock).

        With respect to all matters that will come before the meeting, each share is entitled to one vote, and holders of shares of our Class A common stock and of our Class B common stock will vote together as a single class.

        Notice of internet availability of proxy materials.    Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.

        Voting Procedures—Stockholders of Record and Beneficial Owners.    You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a "nominee", holds your stock. This is often called ownership in "street name" because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your broker nominee.

  How to vote your shares.

        If you are a stockholder of record, there are four ways to vote:

  •
  In person.  You may vote in person at the annual meeting. We will give you a ballot when you arrive. Directions to the annual meeting, which is being held at our corporate headquarters located at 301 Binney Street, Cambridge, MA 02142, are available through the About Us section of our website at www.ironwoodpharma.com, under the heading Contact Us.

  •
  Via the Internet.  You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the control number that is on either the notice or the proxy card when voting.

  •
  By Telephone.  If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll free number found on the proxy card. You must have the control number that is on the proxy card when voting.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

  •
  In person.  If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the nominee that holds your shares. Please contact that nominee for instructions regarding obtaining a legal proxy. Directions to the annual meeting, which is being held at our corporate headquarters located at 301 Binney Street, Cambridge, MA 02142, are available through the About Us section of our website at www.ironwoodpharma.com, under the heading Contact Us.

  •
  Via the Internet.  You may provide voting instructions via the internet by following the instructions provided on your voting instruction form.

  •
  By Telephone.  If it is allowed by your nominee, you may provide voting instructions by calling the toll free number found on your voting instruction form.

  •
  By Mail.  You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

        How you may revoke your proxy or voting instructions.    If you are a stockholder of record, you may revoke or amend your proxy at any time before it is voted at the annual meeting by writing to us directly "revoking" your earlier proxy, submitting a new proxy with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting in person. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted. If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke or amend any prior voting instructions.

        What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form?    This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.

        We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 662-7232, as applicable.

        Abstentions and "broker non-votes".    If you are a stockholder of record and you vote "abstain" or "withhold" on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding through a broker nominee, you may instruct your nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.

        A broker nominee generally may not vote on "non-routine" matters without receiving your specific voting instructions. This is called a "broker non-vote." Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. At the annual meeting, your broker nominee will not be able to submit a vote on the election of directors unless it receives your specific instructions. If your nominee does not receive your specific instructions for this proposal, it will submit a broker non-vote. The broker nominee will, however, be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with this proposal.

        Discretionary authority.    If you are a stockholder of record and you properly submit your proxy without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by nominees.

        Vote required.    The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.

  1.
  Proposal No. 1—Election of Class II Directors:    the three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three-year terms and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

  2.
  Proposal No. 2—Ratification of Auditors:    the approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions, and we do not expect there will be any broker non-votes on this matter.

        Results of the voting.    We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

        Costs of solicitation.    We will pay the costs of soliciting proxies. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone or other means, without additional compensation. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of expenses that are not expected to exceed $10,000 in the aggregate.

        Audio of annual meeting to be broadcast on our website.    The audio portion of our annual meeting will be broadcast live over the internet through a webcast that will be accessible through the Investors section of our website at www.ironwoodpharma.com. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2015 for:

  •
  each person whom we know beneficially owns more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

        The percentage of common stock beneficially owned by each person is based on 142,063,745 shares of common stock outstanding on March 31, 2015 (125,908,933 shares of Class A common stock and 16,154,812 shares of Class B common stock). Each share of Class B common stock is convertible at any time into one share of Class A common stock. Shares of common stock that may be acquired within 60 days following March 31, 2015 pursuant to the exercise of options or the vesting of restricted stock units are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table. Beneficial ownership representing less than one percent is denoted with an "*."

        Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
					% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Officers and Directors
Peter M. Hecht(2)	850,084	*	5,006,309	29.4	4.1
Tom Graney(3)	2,841	*	—	*	*
Mark G. Currie(4)	383,160	*	1,070,000	6.3	1.0
Halley E. Gilbert(5)	220,004	*	152,250	*	*
Thomas A. McCourt(6)	259,506	*	240,000	1.5	*
Michael J. Higgins(7)	415,000	*	673,115	4.1	*
George H. Conrades(8)	45,665	*	573,755	3.6	*
Joseph C. Cook, Jr.(9)	42,775	*	333,080	2.1	*
David A. Ebersman	29,714	*	71,519	*	*
Marsha H. Fanucci	19,778	*	44,863	*	*
Terrance G. McGuire(10)	33,658	*	40,000	*	*
Julie H. McHugh	26,553	*	—	*	*
Lawrence S. Olanoff(11)	—	*	—	*	*
Edward P. Owens	117,450	*	—	*	*
Bryan E. Roberts(12)	67,277	*	40,000	*	*
Christopher T. Walsh	29,714	*	303,026	1.9	*
Douglas E. Williams	19,778	*	—	*	*

All executive officers and directors as a group (15 persons)(13)	2,147,957	1.7	7,874,802	43.3	6.9

5% Security Holders
FMR LLC (Fidelity)(14)	19,755,935	15.7	—	*	13.9
Wellington Management Group LLP(15)	17,289,225	13.7	—	*	12.2
Janus Capital Management(16)	14,286,607	11.3	—	*	10.1
Entities associated with OrbiMed(17)	12,012,100	9.5	—	*	8.5
Blackrock, Inc.(18)	9,054,348	7.2	—	*	6.4
Entities associated with Morgan Stanley(19)	7,654,009	6.1	—	*	5.4
The Vanguard Group(20)	7,543,747	6.0	—	*	5.3

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, on matters in which holders of our Class B common stock are entitled to one vote per share. Each share of Class A common stock and each share of Class B common stock has one vote per share, except (a) on the following matters (on which each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share), if submitted to a vote of stockholders: (i) adoption of a merger or consolidation agreement involving Ironwood; (ii) a sale of all or substantially all of Ironwood's assets; or (iii) a dissolution or liquidation of Ironwood; and (b) on every matter if and when any individual, entity or "group" (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended, or the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including those set forth in this proxy statement) submitted to a vote of stockholders, unless otherwise required by our certificate of incorporation or bylaws. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)
Includes 776,666 shares of Class A common stock and 864,892 shares of Class B common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(3)
Includes 2,841 shares of Class A common stock issuable to Mr. Graney upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(4)
Includes 378,937 shares of Class A common stock and 760,000 shares of Class B common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(5)
Includes 211,143 shares of Class A common stock and 152,250 shares of Class B common stock issuable to Ms. Gilbert upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(6)
Includes 248,458 shares of Class A common stock and 240,000 shares of Class B common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(7)
Includes 415,000 shares of Class A common stock and 227,956 shares of Class B common stock issuable to Mr. Higgins upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(8)
Includes 483,755 shares of Class B common stock held by Longfellow Venture Partners I, LLC, of which Mr. Conrades is the sole manager.

(9)
Includes 24,000 shares of Class B common stock held by Farview Management Company, L.P., of which Mr. Cook is a general partner. Also includes 304,080 shares of Class B common stock and 22,997 shares of Class A common stock held by Mr. Cook and his wife, Judith E. Cook. Mr. Cook has shared voting and investment authority over these shares. Also includes 5,000 shares of Class B common stock issuable to Mr. Cook upon the exercise of options that are exercisable within 60 days following March 31, 2015.

(10)
Includes 1,626 shares of Class A common stock held by Polaris Venture Management Co. II, L.L.C. and 29,117 shares of Class A common stock and 40,000 shares of Class B common stock held by Bartlett Partners, LLC. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.

(11)
Dr. Olanoff was elected a director effective April 16, 2015.

(12)
Includes 18,910 shares of Class A common stock held by VHCP Management, LLC and 33,117 shares of Class A common stock and 40,000 shares of Class B common stock held by VR Management, LLC. Dr. Roberts is a managing member of VHCP Management, LLC and a member of VR Management, LLC, and as such, he may be deemed to have voting and investment power with respect to these shares. Dr. Roberts disclaims beneficial ownership with respect to these shares except to the extent of his indirect pecuniary interest therein. Further, under an agreement between Dr. Roberts and VR Management, LLC, Dr. Roberts is deemed to hold 165 shares of the Class A common stock registered in his name for the sole benefit of VR Management, LLC, and must hold or sell the shares solely upon the direction of VR Management, LLC. Dr. Roberts disclaims beneficial ownership with respect to these shares except to the extent of his indirect pecuniary interest therein. The address of VHCP Management, LLC and VR Management, LLC is 3340 Hillview Avenue, Palo Alto, CA 94304.

(13)
Includes 1,618,045 shares of Class A common stock and 2,022,142 shares of Class B common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2015. Mr. Higgins was no longer an executive officer of Ironwood as of March 31, 2015, and therefore his beneficial ownership information is not included in this amount. Dr. Olanoff was elected a director effective April 16, 2015, and therefore his beneficial ownership information is not included in this amount.

(14)
Based upon the information provided by FMR LLC ("FMR"), Edward C. Johnson, III, Abigail P. Johnson, and Fidelity Growth Company Fund ("Fidelity Growth") in a Schedule 13G/A filed on February 13, 2015, reporting as of December 31, 2014. According to this Schedule 13G/A, (i) FMR has sole voting power with respect to 1,328,141 of these shares, sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of these shares, (ii) Mr. Johnson has neither sole nor shared voting power with respect to these shares and sole dispositive power with respect to all of these shares and shared dispositive power with respect to none of these shares, and (iii) Ms. Johnson has neither sole nor shared voting power with respect to these shares and sole dispositive power with respect to all of these shares and shared dispositive power with respect to none of these shares. Further, according to this Schedule 13G/A, Fidelity Growth is the beneficial owner of 6,567,720 of these shares, representing 5.2% of our outstanding Class A common stock and 4.6% of our outstanding Class A and Class B common stock combined. Fidelity Growth has sole voting power with respect to all 6,567,720 shares beneficially owned, shared voting power with respect to none of such shares and neither sole nor shared dispositive power with respect to such shares. The address of FMR, Mr. Johnson, Ms. Johnson, and Fidelity Growth is 245 Summer Street, Boston, MA 02210.

(15)
Based upon the information provided by Wellington Management Group LLP ("Wellington") in a Schedule 13G/A filed on February 12, 2015, reporting as of December 31, 2014. According to this Schedule 13G/A, Wellington has sole voting and dispositive power with respect to none of these shares, shared voting power with respect to 10,831,161 of these shares, and shared dispositive power with respect to all of these shares. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(16)
Based upon the information provided by Janus Capital Management LLC ("Janus Capital") in a Schedule 13G/A filed on February 18, 2015, reporting as of December 31, 2014. According to this Schedule 13G/A, Janus Capital has sole voting and sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of these shares. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(17)
Based upon the information provided by OrbiMed Advisors LLC ("OrbiMed Advisors"), OrbiMed Capital LLC ("OrbiMed Capital"), and Samuel D. Isaly (collectively, the "OrbiMed Persons") in a Schedule 13G filed on February 17, 2015, reporting as of December 31, 2014. According to this Schedule 13G, (i) OrbiMed Advisors beneficially owns 4,781,300 of these shares, having sole voting and dispositive power with respect to none of such shares and shared voting and dispositive power with respect to all of such shares, (ii) OrbiMed Capital beneficially owns 7,230,800 of these shares, having sole voting and dispositive power with respect to none of such shares and shared voting and dispositive power with respect to all of such shares, and (iii) Samuel D. Isaly may be deemed to beneficially own all 12,012,100 of these shares, having sole voting and dispositive power with respect to none of such shares and shared voting and dispositive power with respect to all of such shares. The address of the OrbiMed Persons is 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(18)
Based upon the information provided by Blackrock, Inc. ("Blackrock") in a Schedule 13G/A filed on January 26, 2015, reporting as of December 31, 2014. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 8,793,783 of these shares, sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of these shares. The address of Blackrock is 55 East 52nd Street, New York, NY 10022.

(19)
Based upon the information provided by Morgan Stanley and Morgan Stanley Investment Management Inc. ("MSIM") in a Schedule 13G/A filed on February 12, 2015, reporting as of December 31, 2014. According to this Schedule 13G/A, each of Morgan Stanley and MSIM has sole voting power with respect to 7,560,717 of these shares, sole dispositive power with respect to none of these shares, shared voting power with respect to none of these shares, and shared dispositive power with respect to all of these shares. Morgan Stanley and MSIM also reported in this Schedule 13G/A that the securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by MSIM, and that MSIM is a wholly-owned subsidiary of Morgan Stanley. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The address of MSIM is 522 Fifth Avenue, New York, NY 10036.

(20)
Based upon the information provided by The Vanguard Group ("Vanguard") in a Schedule 13G/A filed on February 10, 2015, reporting as of December 31, 2014. According to this Schedule 13G/A, Vanguard has sole voting power with respect to 160,644 of these shares, sole dispositive power with respect to 7,393,703 of these shares, shared voting power with respect to none of these shares and shared dispositive power with respect to 150,044 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since January 1, 2014, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under the caption Executive and Director Compensation appearing elsewhere in this proxy statement.

Registration Rights

        Each of Messrs. Conrades and Cook, and Dr. Hecht (and certain of their affiliated entities), as well as Venrock, had registration rights with respect to certain of their shares of our capital stock until such registration rights expired on or about February 2, 2015 or earlier, pursuant to our eighth amended and restated investors' rights agreement. These expired registration rights are described below. In April 2013 and November 2014, the holders of the majority of the registrable securities under the investors' rights agreement at such times entered into agreements to waive any registration rights and notice rights held by stockholders party to the investors' rights agreement with respect to offerings of our Class A common stock under the shelf registration statements we filed with the SEC on February 8, 2012 and November 5, 2014, respectively. Except as modified by this waiver, all other rights under the investors' rights agreement remained the same.

Demand Registration Rights

        Until the expiration of the registration rights as described above, the holders of shares of common stock having demand registration rights under the investors' rights agreement had the right to require that we register their shares of Class A common stock into which their shares of Class B common stock converted, provided such registration related to not less than 20% in aggregate of our then outstanding shares of Class B common stock having demand registration rights and the anticipated aggregate offering price to the public was at least $5,000,000. In response to these demand registration rights, we were only obligated to effect two registrations for each series of our outstanding preferred stock that was converted into Class B common stock upon the completion of our initial public offering. We were permitted to postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determined in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering had the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We were required to pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these demand registration rights.

Piggyback Registration Rights

        Until the expiration of the registration rights as described above, if we registered any securities for public sale, the stockholders that had piggyback registration rights under the investors' rights agreement had the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering had the right to limit the number of shares registered by these stockholders due to marketing reasons. We were required to pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these piggyback registration rights.

S-3 Registration Rights

        Until the expiration of the registration rights as described above, the stockholders that had S-3 registration rights under the investors' rights agreement were permitted to request that we register their shares, provided that the total price of the shares of common stock offered to the public was at least $500,000. These S-3 registration rights were wholly distinct from the demand registration rights and piggyback registration rights described above. A holder of S-3 registration rights was not permitted to require us to file a registration statement on Form S-3 if we had already effected two registrations on Form S-3 at the request of such holder in the last 12-month period. We were permitted to postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determined in good faith that the filing would be seriously detrimental to our stockholders or us. The holders of S-3 registration rights were required to pay all expenses associated with any registrations on Form S-3 after the first six registrations on Form S-3.

Indemnification Agreements

        We have entered into indemnification agreements with each of our current directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Related Party Transactions

        Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must approve any related party transactions, including those transactions involving our directors. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board recommends that you vote for each of the
Class II directors up for election.

        Our board of directors currently consists of 12 members, 11 of whom are non-employee members. In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes, and the directors in each class serve for three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting in the year in which their term expires. The current members of each class are set forth in the table below under Directors.

        Our board has nominated each of our current class II directors—Messrs. Conrades, Cook and Ebersman and Drs. Olanoff and Williams—for election at the 2015 annual meeting. In April 2015, Messrs. Cook and Ebersman declined the nomination and announced their intention to retire as members of our board at the 2015 annual meeting, and, as a result, our board has elected to reduce the number of directors from 12 to ten at that time. Each of Mr. Conrades and Drs. Olanoff and Williams has indicated his willingness to serve if elected. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board.

Vote Required

        The three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three years and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

DIRECTORS AND CORPORATE GOVERNANCE

Board Composition and Structure

        Our certificate of incorporation states that our board shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by a majority of the stockholders entitled to vote on such removal. Any vacancy in the board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. Our board has elected to reduce the number of directors from 12 to ten upon the retirement of Messrs. Cook and Ebersman, which will occur at the 2015 annual meeting. Any additional directorships resulting from an increase in the number of directors will be apportioned by our board among the three classes.

        We separate the roles of chair of the board and chief executive officer. Our board believes that this structure enhances the board's oversight of, and independence from, management, and enables the board to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows Dr. Hecht, our chief executive officer, to focus his time and energy on operating and managing the company, while leveraging the experience and perspective of Dr. Roberts, our chair of the board. As set forth in our corporate governance guidelines, our board of directors currently anticipates that its chairperson shall rotate every five years, unless the governance and nominating committee recommends otherwise. We expect this rotation will take place in 2015.

Directors

        We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our goals of creating medicines that make a difference for patients, building value to earn the continued support of our fellow stockholders, and empowering our team to passionately pursue excellence.

        The core criteria that we use in evaluating each nominee to our board consists of the following: (a) a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our capital stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen; (d) a genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee's field of expertise; (f) the absence of conflicts of interest that would impair the nominee's ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee's professional background, expertise, gender, age or ethnicity. We believe that all current members of our board of directors possess the professional and personal qualifications necessary to serve on our board of directors.

        Our governance and nominating committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. To date, our governance and nominating committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to engage executive search firms and other third parties to assist in finding suitable candidates.

        The following table sets forth certain information, as of April 17, 2015, with respect to each of our directors:

Name	Age	Class	Year term expires	Audit committee	Governance and Nominating committee	Compensation and HR committee
George H. Conrades	76	II	2015			✓
Joseph C. Cook, Jr.(1)	73	II	2015		✓
David A. Ebersman(1)	45	II	2015			C
Lawrence S. Olanoff, M.D., Ph.D.	63	II	2015		✓
Douglas E. Williams, Ph.D.	57	II	2015		✓
Marsha H. Fanucci	61	III	2016	C
Terrance G. McGuire	59	III	2016	✓
Edward P. Owens	68	III	2016			✓
Christopher T. Walsh, Ph.D.	71	III	2016		C
Peter M. Hecht, Ph.D., Chief Executive Officer	51	I	2017
Bryan E. Roberts, Ph.D., Chair	48	I	2017
Julie H. McHugh	50	I	2017	✓

(1)
Messrs. Cook and Ebersman will be retiring from our board at the 2015 annual meeting.

"C"
indicates chair of the committee.

Class II Directors (accepted nomination for election at the 2015 annual meeting)

        George H. Conrades has served as a director since 2005. Mr. Conrades is the chairman of Akamai Technologies, Inc., a position he has held since August 2010, prior to which he was Executive Chairman since 2005. Mr. Conrades was both chairman and chief executive officer of Akamai Technologies, Inc. from 1999 to 2005 and has served as a director from 1998 to present. Mr. Conrades has also been a venture partner of Polaris Venture Partners, an early stage investment company, from August 1998 to present. From August 1997 to July 1998, Mr. Conrades served as executive vice president of GTE and president of GTE Internetworking, an integrated telecommunications services firm. Mr. Conrades served as chief executive officer of BBN Corporation, a national internet services provider and internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was a senior vice president at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM's corporate management board. Mr. Conrades is currently a director of Harley Davidson, Inc., a motorcycle manufacturer, and Oracle Corporation, an enterprise software company, and currently serves as Life Trustee on the Board of Ohio Wesleyan University. Mr. Conrades received a B.A. in physics and math from Ohio Wesleyan University and an M.B.A. from the University of Chicago. Mr. Conrades' experience as chief executive officer of two public companies and as division president at two additional high technology companies, coupled with his past and present directorships and trusteeships make him an important member of our board of directors, particularly with respect to our corporate governance, growth strategy and business plans.

        Lawrence S. Olanoff, M.D., Ph.D. joined our board of directors in April 2015. Dr. Olanoff most recently served as chief operating officer for Forest Laboratories, Inc. (acquired by Actavis plc) from October 2006 to December 2010. Dr. Olanoff also served as a director of Forest from October 2006 to July 2014. From July 2005 to October 2006, Dr. Olanoff was president and chief executive officer at Celsion Corporation. He also served as executive vice president and chief scientific officer of Forest from 1995 to 2005. Prior to joining Forest in 1995, Dr. Olanoff served as senior vice president of clinical research and development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including corporate vice president of clinical development and medical affairs. In addition, he is currently an adjunct assistant professor and special advisor to the president for corporate relations at the Medical University of South Carolina (MUSC), an ex-officio director of the MUSC foundation for research development, as well as chairman of the board of the Clinical Biotechnology Research Institute at Roper St. Francis Hospital. Dr. Olanoff received his Ph.D. in biomedical engineering and M.D. degree from Case Western Reserve University. Dr. Olanoff's detailed knowledge of the pharmaceutical industry, his broad operational experience and his research and development leadership over the course of his career make him an important asset to our board of directors.

        Douglas E. Williams, Ph.D. joined our board of directors in June 2014. Dr. Williams has served as executive vice president, research and development at Biogen Inc. since January 2011. Prior to joining Biogen, Dr. Williams held several senior executive positions at ZymoGenetics Inc., a biopharmaceutical company, including chief executive officer and a director from January 2009 to October 2010, president and chief scientific officer from July 2007 to January 2009 and executive vice president, research and development and chief scientific officer from 2004 to July 2007. Previously, he held leadership positions within the biotechnology industry, including chief scientific officer and executive vice president of research and development at Seattle Genetics Inc., and senior vice president and Washington site leader at Amgen Inc. Dr. Williams also served in a series of scientific and senior leadership positions over a decade at Immunex Corp., including as executive vice president and chief technology officer and senior vice president of discovery research, as well as previously serving as a director of the company. Prior to that, Dr. Williams served on the faculty of the Indiana University School of Medicine and the Department of Laboratory Medicine at the Roswell Park Memorial Institute in Buffalo, New York. Dr. Williams serves on the board of directors of Regulus Therapeutics Inc. and previously served on the board of directors of Oncothyreon Inc., Aerovance Inc. and Array BioPharma Inc. Dr. Williams received his B.S. in Biological Sciences from the University of Massachusetts Lowell and Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division. Dr. Williams brings to our board of directors significant senior management and scientific experience at biotechnology companies, which we believe is important to our goal of maximizing our current product and executing on our corporate strategy and associated pipeline.

Class III Directors (term expires at the 2016 annual meeting)

        Marsha H. Fanucci has served as a director since 2009. Ms. Fanucci served as senior vice president and chief financial officer of Millennium Pharmaceuticals, Inc. from July 2004 through January 2009, where she was responsible for corporate strategy, treasury, financial planning and reporting and operations. While at Millennium, she also served as vice president, finance and corporate strategy and vice president, corporate development and strategy. Previously, she was vice president of corporate development and strategy at Genzyme Corporation, a biotechnology company, from 1998 to 2000. From 1987 to 1998, Ms. Fanucci was employed at Arthur D. Little, Inc. where she most recently served as vice president and director. Ms. Fanucci presently serves on the board of directors of Momenta Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. She received her B.S. in pharmacy from West Virginia University and her M.B.A. from Northeastern University. Because of her extensive financial experiences at Millennium Pharmaceuticals and Genzyme in addition to her directorships at Momenta Pharmaceuticals and Alnylam Pharmaceuticals, we believe that Ms. Fanucci provides valuable industry insight and essential financial expertise as we execute our corporate objectives.

        Terrance G. McGuire has served as a director since 1998. Mr. McGuire was a co-founder and is currently a general partner of Polaris Partners. Prior to starting Polaris Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He serves on the board of directors of Acceleron Pharma Inc. and several private companies and has served on the boards of Akamai Technologies, Inc., Aspect Medical Systems, Inc., Cubist Pharmaceuticals, Inc., deCODE genetics, Inc., Trevena, Inc. and various private companies. Mr. McGuire is the former chairman of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School. Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A from Harvard Business School. Mr. McGuire brings to our board extensive experience as a venture capitalist focused on the biotechnology industry, as well as many years of experience as a director of biotechnology companies guiding them in the execution of their corporate strategy and objectives.

        Edward P. Owens has served as a director since 2013. Mr. Owens was previously partner, portfolio manager and global industry analyst with Wellington Management Company, LLP where he worked in investment management since 1974. He was the portfolio manager of the Vanguard Health Care Fund for 28 years from its inception in May 1984 until his retirement from Wellington in December 2012. Mr. Owens has a B.S. in physics from the University of Virginia and an M.B.A. from Harvard Business School. He brings to our board extensive experience in evaluating and investing in life sciences companies, providing valuable insight as we continue to strive towards our goal of maximizing long-term shareholder value.

        Christopher T. Walsh has served as a director since 2003. Since October 2013, Dr. Walsh has been a consulting professor in Chemistry at Stanford University. Dr. Walsh was the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School from 1991 to July 2013 and formerly was president of the Dana-Farber Cancer Institute and chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. Dr. Walsh serves on the Scientific Advisory Board for Abide Therapeutics Inc., Epizyme Corporation, LS9, Inc. and the Bioventures Group of Health Care Ventures LLC. Dr. Walsh is also a board member of Achaogen, Inc. and Proteostasis Therapeutics, Inc. He is also on the board of directors of the nonprofit California Institute for Biomedical Research. Dr. Walsh received an A.B. in biology from Harvard University and a Ph.D. in life sciences from The Rockefeller University, New York. Based on his expertise in biological chemistry and molecular pharmacology, Dr. Walsh has been, and will continue to be, instrumental as we discover, develop and commercialize innovative medicines targeting important therapeutic needs.

Class I Directors (term expires at the 2017 annual meeting)

        Bryan E. Roberts has served as a director since 2001 and as chair of our board since 2010. Dr. Roberts joined Venrock, a venture capital investment firm, in 1997, where he serves as partner. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts serves as a director of ZELTIQ Aesthetics, Inc., Achaogen, Inc., Castlight Health, Inc. and Vitae Pharmaceuticals, Inc., as well as on the board of several private companies, and he has previously served on the board of directors of athenahealth, Inc., XenoPort, Inc. and Sirna Therapeutics, Inc. He received a B.A. from Dartmouth College and a Ph.D. in chemistry and chemical biology from Harvard University. Dr. Roberts brings to our board substantial experience in the life sciences industry, having served on the board of directors of several private and public companies. Dr. Roberts' experiences with facilitating the growth of healthcare and biotechnology companies, together with his historical perspective on the company, are critical as we continue to commercialize linaclotide and advance our other product candidates.

        Peter M. Hecht has served as our chief executive officer and a director since our founding in 1998. Under his leadership, Ironwood has grown from nine Ph.D. scientists to an integrated research, development and commercial organization. Prior to founding Ironwood, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht earned a B.S. in mathematics and an M.S. in biology from Stanford University, and holds a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht's experiences as one of our founders and his tenure as our chief executive officer make him a valuable member of our board of directors.

        Julie H. McHugh joined our board of directors in February 2014. Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., from March 2010 through May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Before that she served as company group chairman for Johnson & Johnson's (J&J) worldwide virology business unit, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine), and she was responsible for oversight of a research and development portfolio including compounds for HIV, hepatitis C, and tuberculosis. Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. She currently serves on the board of visitors for the Smeal College of Business of the Pennsylvania State University as well as on the board of directors of Epirus Biopharmaceuticals, Inc. and Trevena, Inc., both publicly held companies, and The New Xellia Group, a privately held company. She previously served on the board of directors for ViroPharma Inc., the Biotechnology Industry Organization (BIO), the Pennsylvania Biotechnology Association and the New England Healthcare Institute (NEHI). Ms. McHugh received her masters of business administration degree from St. Joseph's University and her Bachelor of Science degree from Pennsylvania State University. Ms. McHugh's experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies make her a valuable member of our board of directors, particularly as we evolve as a company and seek to maximize our current product and execute on our corporate strategy and associated pipeline.

Director Independence

        Under NASDAQ Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and governance and nominating committees be independent and that audit and compensation committee members also satisfy additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Exchange Act. Under NASDAQ Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our governance and nominating committee determined that none of Messrs. Conrades, Cook, Ebersman, McGuire and Owens, Mses. Fanucci and McHugh, and Drs. Olanoff, Roberts, Walsh and Williams, representing 11 of our 12 current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under NASDAQ Rule 5605(a)(2). Our governance and nominating committee also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the NASDAQ rules, as applicable. In making such determinations, our governance and nominating committee considered the information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood, including Drs. Olanoff and Walsh's service on our Pharmaceutical Advisory Committee and any payments for such services, and all other facts and circumstances our governance and nominating committee deemed relevant in determining their independence.

        Although Mr. Cook was a founder of Ironwood, he is not now, nor has he been in the past, involved with the operating activities of the company.

Risk Oversight

        Our board retains ultimate responsibility for risk oversight, and our management retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board also believes that separating the roles of chair of the board and chief executive officer enhances the board's ability to oversee risk in an objective manner.

        We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. On a quarterly basis, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.

        As set forth in its charter, our audit committee discusses with management and our independent registered public accounting firm any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks, and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer, chief financial officer, chief accounting officer, and chief legal officer. In addition, our audit committee reviews the risk factors presented in each of our annual report on Form 10-K and quarterly reports on Form 10-Q that we file with the SEC.

        As part of our board's risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans, as it is responsible under its charter for approving the compensation of all of our executive officers and overseeing succession planning for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.

        In performing their risk oversight functions, each committee has full access to management, as well as the ability to engage outside advisors.

Hedging Policy

        As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Corporate Governance Guidelines

        We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which also are available in print to any stockholder who requests them from our Secretary. Our board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders, and relies on these guidelines to provide that framework. Among other things, the guidelines help to ensure that our board is independent from management, that our board adequately performs its oversight functions, and that the interests of our board and management align with the interests of our stockholders.

Board Meetings

        Our board of directors held four meetings during 2014. As stated in our corporate governance guidelines, we expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our board members up for election at, or who have a term that continues after, an annual meeting of stockholders will attend such annual meeting. In 2014, each director attended at least 75% of all meetings of the board and all committees of the board on which he or she served that were held during the period that such director was a member of the board or the applicable committee. Ms. McHugh was elected to our board on February 12, 2014, Dr. Williams was elected to our board on June 3, 2014 following our 2014 annual meeting of stockholders, and Dr. Olanoff was elected to our board on April 16, 2015. None of Ms. McHugh or Drs. Olanoff and Williams attended any meetings of our board prior to their respective election dates. Ten of our 11 directors at the time of our 2014 annual meeting of stockholders attended such meeting. Mr. Shaw did not attend our 2014 annual meeting of stockholders, as his term on our board ended effective at such meeting.

Committees

        Our board of directors has established an audit committee, a governance and nominating committee and a compensation and HR committee. Each committee operates under a charter that has been approved by our board. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are also available in print to any stockholder who requests them from our Secretary. The chair of each of our committees is expected to rotate every three to five years, unless the governance and nominating committee recommends otherwise.

        Audit Committee.    We have a separately designated standing audit committee established by our board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. In 2014, the members of our audit committee were Mses. Fanucci and McHugh and Mr. McGuire. Ms. McHugh joined our audit committee when she joined our board in February 2014. Ms. Fanucci chairs the audit committee. Our audit committee met five times during 2014. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance.

        Our audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

  •
  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

  •
  discussing with our management and our independent registered public accounting firm any significant risks facing the company and the related mitigation plans, as well as monitoring our internal control over financial reporting and disclosure controls and procedures;

  •
  appointing, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

  •
  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee's pre-approval policy;

  •
  discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

  •
  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

  •
  reviewing all material communications between our management and our independent registered public accounting firm;

  •
  reviewing, updating and recommending to our board approval of our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

        Ms. Fanucci is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

  Audit Committee Report

        In the course of our oversight of Ironwood's financial reporting process, we have (i) reviewed and discussed with management the company's audited financial statements for the fiscal year ended December 31, 2014, (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters and communications required to be discussed pursuant to applicable auditing standards, and (iii) received the written disclosures and the letter from the company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

        Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

By the Audit Committee,
Marsha H. Fanucci, Chair Terrance G. McGuire Julie H. McHugh

        Governance and Nominating Committee.    In 2014, the members of our governance and nominating committee were Mr. Cook and Drs. Walsh and Williams. Mr. Cook joined this committee in June 2014 in connection with his rotation off of our audit committee and Dr. Williams joined this committee when he joined our board in June 2014. Further, Dr. Olanoff joined this committee when he joined our board in April 2015. Dr. Walsh chairs the governance and nominating committee. Our governance and nominating committee met two times during 2014.

        Our governance and nominating committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors the persons to be nominated for election as directors;

  •
  assisting our board of directors in recruiting such nominees;

  •
  recommending to our board of directors qualified individuals to serve as committee members;

  •
  performing an annual evaluation of our board of directors;

  •
  evaluating the need and, if necessary, creating a plan for the continuing education of our directors; and

  •
  assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors.

        Compensation and HR Committee.    In 2014, the members of our compensation and HR committee were Messrs. Conrades, Ebersman and Owens. Mr. Owens joined this committee in June 2014 in connection with his rotation off of our governance and nominating committee and Mr. Shaw's retirement from our board and this committee. Mr. Ebersman chairs our compensation and HR committee. Our compensation and HR committee met three times during 2014. Our compensation and HR committee assists our board in fulfilling its responsibilities relating to the compensation of our board and our executive officers.

        Our compensation and HR committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

  •
  reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

  •
  reviewing and approving our chief executive officer's compensation based on its evaluation of the chief executive officer's performance;

  •
  overseeing and administering our incentive compensation plans and equity based plans and recommending the adoption of new incentive compensation plans and equity based plans to our board of directors;

  •
  making recommendations to our board of directors with respect to director compensation;

  •
  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

  •
  preparing the compensation and HR committee report required by the SEC; and

  •
  making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer.

  Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of our compensation and HR committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Committee Report

        We have:

  1.
  reviewed and discussed with management the Compensation Discussion and Analysis found below; and

  2.
  based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
David A. Ebersman, Chair George H. Conrades Edward P. Owens

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our "named executive officers". Provided below are all material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers are:

  •
  Peter M. Hecht, Ph.D., chief executive officer;

  •
  Tom Graney, chief financial officer and senior vice president, finance and corporate strategy;

  •
  Mark G. Currie, Ph.D., senior vice president, chief scientific officer and president of research and development;

  •
  Halley E. Gilbert, senior vice president, chief legal officer, and secretary;

  •
  Thomas A. McCourt, senior vice president, marketing and sales, and chief commercial officer; and

  •
  Michael J. Higgins, former senior vice president, chief operating officer and chief financial officer.

SEC rules require that we discuss the compensation of all individuals serving in the role of chief financial officer during the year. As a result, Mr. Graney, our current chief financial officer, effective August 27, 2014, and Mr. Higgins, who served as our chief financial officer until such date and as our chief operating officer until December 31, 2014, are discussed in such capacity.

Executive Summary

        The three primary elements of our compensation program for each of our executive officers are base salary, cash bonus and long-term incentive compensation in the form of equity awards. We believe our stock-based compensation serves as a significant motivator in attracting and motivating the kind of owner-oriented employees we seek, and we have structured our compensation packages accordingly with an emphasis on this element of compensation. By linking the ultimate value of this compensation to the performance of our stock price, we believe equity awards strongly reinforce the concept of "pay for performance." In addition, our compensation and HR committee emphasizes the achievement of corporate goals in making its compensation decisions for our executive officers. In 2014, our corporate performance goals were divided into four categories: (i) maximizing linaclotide, including successfully driving appropriate LINZESS (linaclotide) growth and adoption in the United States, achieving certain financial and commercial performance goals, and strengthening its label in the United States, (ii) advancing our pipeline of product candidates and furthering our discovery efforts, (iii) prioritizing investments in our key value drivers for the business and leveraging our commercial capabilities, and (iv) meeting certain other corporate performance goals focused on improving effectiveness and productivity. These goals and their associated achievements and weightings are set forth below under the caption Compensation Actions in 2014 and 2015—Goals.

        The following table summarizes the compensation actions taken by our compensation and HR committee in early 2015 for each of our executive officers in recognition of the company's and his or her performance in 2014 and to motivate him or her toward achievement of our goals in 2015.

Executive Officer	Peter M. Hecht, Ph.D.		Tom Graney		Mark G. Currie, Ph.D.	Halley E. Gilbert	Thomas A. McCourt	Michael J. Higgins
Title	Chief Executive Officer		Chief Financial Officer and Senior Vice President, Finance and Corporate Strategy		Senior Vice President, Chief Scientific Officer and President of R&D	Senior Vice President, Chief Legal Officer, and Secretary	Senior Vice President, Marketing and Sales and Chief Commercial Officer	Former Senior Vice President, Chief Operating Officer and Chief Financial Officer(1)

Base salary increase	—	(2)	$45,000		$51,900	$39,000	$42,400	—
2014 base salary	$100,000		$375,000	(3)	$388,100	$371,000	$377,600	$371,800
2015 base salary	$100,000		$420,000		$440,000	$410,000	$420,000	—
Cash bonus	—	(2)	$37,406	(3)	$159,321	$131,595	$133,758	—
Annual restricted stock units awarded(4)	—		5,700	(3)	21,875	28,750	16,250	—
Annual stock options awarded(5)	300,000		34,100	(3)	131,250	57,500	97,500	—
Stock options awarded in lieu of base salary increase and cash bonus(5)	265,000	(6)	—		—	—	—	—
Milestone-based stock options awarded(5)	—		—		50,000	—	—	—

(1)
Mr. Higgins departed from Ironwood effective December 31, 2014. The compensation Mr. Higgins received in connection with his departure from the company is excluded from the table above, as it was not part of our annual compensation process, and is discussed below under the caption Potential Payments Upon Termination or Change of Control—Michael J. Higgins Departure Arrangements.

(2)
Our compensation and HR committee recommended a salary increase and a cash bonus for Dr. Hecht, but he declined to accept either.

(3)
Mr. Graney joined Ironwood in August 2014. As a result, Mr. Graney only received $131,250 of the 2014 base salary reflected in the table above for the portion of the year he was employed by Ironwood. Further, Mr. Graney's cash bonus and stock option and restricted stock unit, or RSU, awards for 2014 performance were prorated to reflect the portion of the year he was employed by Ironwood. The compensation Mr. Graney received in connection with his joining the company is excluded from the table above, as it was not part of our annual compensation process, and is discussed below under the caption Elements of Executive Compensation and Determination of Amounts—Other Compensation—Tom Graney New Hire Arrangements.

(4)
These RSUs for shares of our Class A common stock were awarded on March 16, 2015 under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or our 2010 Plan, and vest over four years as to 25% of the award on each approximate anniversary of the grant thereof.

(5)
These stock options for shares of our Class A common stock were granted under our 2010 Plan and have an exercise price of $15.62 per share (the closing price of our Class A common stock on the grant date of March 16, 2015). Except as noted below with respect to Dr. Currie's milestone-based stock option grant, such stock options vest over four years as to 1/48th of the award on each monthly anniversary of January 1, 2015. In recognition of the increased importance to Ironwood of the successful development and advancement of programs in our pipeline, Dr. Currie received an additional 50,000 milestone-based stock options. These stock options vest in two equal installments of 25,000 options, upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the first two internally-derived or externally-accessed products (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market.

(6)
Our compensation and HR committee consulted with Pearl Meyer & Partners, or PM&P, to understand competitive market trends for chief executive officer total direct compensation and elected to grant Dr. Hecht an additional annual stock option award, which is discussed further below, in order to keep his overall compensation competitive with that of our peers while accounting for his declination of a salary increase or a cash bonus.

        We employ certain procedures and tools to ensure effective governance of compensation plans and decisions, including:

  •
  our compensation and HR committee has the authority to hire independent counsel and other advisors;

  •
  our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

  •
  as part of our insider trading prevention policy, our executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

  •
  we have no perquisites other than broad-based health, transportation, relocation, 401(k) plan and insurance-related benefits that we make available to all of our employees;

  •
  our 2010 Plan prohibits options' repricing (absent stockholder approval) and options' backdating; and

  •
  our executive severance arrangements and our Change of Control Severance Benefit Plan, which applies to all of our employees including our executive officers, do not provide for tax gross-ups.

        Based on the recommendation of our stockholders, our board determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation once every three years. We most recently conducted this advisory vote on named executive officer compensation at our 2014 annual meeting of stockholders. More than 99% of the votes cast on the advisory vote on named executive officer compensation were in favor of our named executive officer compensation as disclosed in our proxy statement for that meeting. For many years, our senior management has consulted with many of our significant stockholders with respect to our compensation program and philosophy to further align our compensation programs with our stockholders' interests, and we intend to continue to do so going forward. We believe that the insights we obtain during this ongoing dialogue, as well as the overwhelming support our compensation programs received from our stockholders at our last advisory vote on named executive officer compensation, have been, and will continue to be, a substantial consideration for our compensation and HR committee during its ongoing review of our compensation program.

Compensation Philosophy

        We are an entrepreneurial pharmaceutical company focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow stockholders, and empowering our team to passionately pursue excellence. If we do these things well, we hope to earn the right to continue doing them and, one step at a time, build an enduring pharmaceutical company that helps patients lead better lives. The objective of our compensation policies is to provide compensation and incentives which align employee actions and motivations with the interests of our stockholders, attract, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our core values and business mission, and support a positive company culture. Our core values are:

  •
  Ownership:  drive outstanding long-term value.

  •
  Collaboration:  achieve more together.

  •
  Innovation:  make a difference for patients.

  •
  Excellence:  foster greatness in each other.

  •
  Humanity:  act with honesty, integrity and respect.

  •
  Have fun.

        In addition, we have incorporated into our performance management and compensation philosophy the concept of "critical success factors" that we believe provide a useful framework for being a productive and successful member of our team. Among other uses, these success factors enable managers to use a common language of expected behaviors upon which individual performance can be managed and evaluated.

        We are guided by the following principles with respect to our compensation determinations:

  •
  design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and reward the achievement of key goals and milestones;

  •
  foster and support our performance-driven culture by setting clear, high-value, aggressive goals, rewarding outstanding performers, and making sure our best performers know clearly that we value their contributions;

  •
  as with all spending, serve as careful stewards of our stockholders' assets when making decisions to increase compensation or to make equity awards;

  •
  maximize our employees' sense of ownership so that they have a long-term owner's perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood via stock options, RSUs and other equity awards;

  •
  recognize that compensation is one of a number of tools to stimulate and reward productivity and great drug making, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

  •
  foster a strong team culture, focused on our principles of great drug making and commercializing those drugs that we discover or in-license and develop, which is reinforced through our compensation and incentive programs;

  •
  design compensation and incentive programs that are fair, equitable and competitive; and

  •
  design compensation and incentive programs that are simple and understandable.

Basis for Our Compensation Policies and Decisions

        Our compensation policies and individual compensation determinations are based on an annual evaluation, and we take into consideration our results of operations, our long and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. As set forth in our compensation and HR committee's written charter, our compensation and HR committee has the responsibility of reviewing and approving the compensation of our executive officers; annually reviewing and determining our chief executive officer's compensation based on the committee's evaluation of his performance; recommending to the full board the adoption of new compensation plans; administering our existing plans; recommending director and committee compensation to the full board; and overseeing succession planning for our senior management. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.

        Our compensation and HR committee makes all of the compensation determinations with respect to each of our executive officers. In making its determinations with respect to Dr. Hecht, our compensation and HR committee takes into account the feedback from the other members of our board, as well as the feedback from each of our other executive officers, each of whom is Dr. Hecht's direct report, and a number of other members of our management team. In making its determinations with respect to each of our executive officers other than Dr. Hecht, our compensation and HR committee takes into account the feedback and recommendations from Dr. Hecht and the feedback from each of the executive officer's direct reports and other members of our management team.

        Each component of each of our executive officer's initial compensation package was based on numerous factors, including:

  •
  the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we reviewed;

  •
  the demand for people with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executive officers within Ironwood having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

        Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. For 2014, our compensation and HR committee exercised its authority to engage PM&P as a compensation consultant. PM&P reported directly to our compensation and HR committee and did not provide us with any services other than those requested by our compensation and HR committee and the review of this Compensation, Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee's engagements with PM&P, it was determined that PM&P does not have a conflict of interest in its role as compensation consultant.

        PM&P conducted a competitive assessment of compensation for our executive officers with respect to:

  •
  base salary;

  •
  actual total cash compensation (which is base salary plus the last bonus paid);

  •
  target total cash compensation (which is base salary plus the target bonus);

  •
  long-term equity incentives;

  •
  actual total direct compensation (which is actual total cash compensation plus the value of the most recent long-term incentive grant); and

  •
  target total direct compensation (which is target total cash compensation plus the value of the most recent long-term incentive grant).

        In performing this competitive assessment, PM&P used two data sources—our peer group (which is discussed in more detail in the following paragraphs) and data from the Radford Global Life Sciences Survey employing the appropriate industry, headcount and executive role perspectives. Our peer group is comprised of fifteen publicly-traded companies in the pharmaceutical, biotechnology and life sciences industries that represent competitors for executive talent and capital. In recognition that our peer group companies tend to be larger than us with respect to revenues and market capitalization, our compensation and HR committee reviewed data representing the 25th, 50th and 75th percentiles for peer pay positions to better understand how competitive pay varied with peer size and other factors. PM&P also prepared a financial performance analysis of our peer group on a calendar-year basis and a detailed equity usage and dilution analysis of Ironwood as compared with the companies in our peer group.

        PM&P's assessment of executive compensation, which was a composite of peer group data and broad industry data for companies our size, reflected that we were paying total cash and total direct compensation below the median of the companies included in both data sources for all executive officers, except that our total direct compensation for our executive officers other than Dr. Hecht was above the median of the broad industry group driven by the size of our equity awards. The table below reflects our actual pay in comparison to the results from the two data sources (our peer group and the Radford Global Life Sciences Survey).

	vs. Peer Group (percentile)		vs. Radford Survey (percentile)
	Chief Executive Officer	Average for Other Executive Officers	Chief Executive Officer	Average for Other Executive Officers
Base Salary	<25th	<25th	<25th	<45th
Total Cash	<25th	<25th	<25th	35th
Equity	35th	35th	50th	60th
Total Direct Compensation	<35th	<35th	35th	<60th

The results of PM&P's assessment were presented to our compensation and HR committee and have been, and will continue to be, taken into consideration when making compensation decisions, but will not be used to mandate any specific actions.

        Our peer group, which was compiled by PM&P with input from us, our board, and our compensation and HR committee, is reviewed annually by our compensation and HR committee for composition and appropriateness. We take a rules-based approach in reviewing and setting our peer group and apply a qualitative lens to the result to help focus the group on the companies with which we are competing for talent. We first identify a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies' peer groups, as well as companies included in third-party peer group assessments. We then apply certain size filters including market capitalization and number of employees, as well as certain business model filters including whether the company has a commercial drug or drug candidate in later stage development and comparable research and development expense. As a result of the 2014 peer group assessment, our compensation and HR committee, with input from our management team and PM&P, removed Onyx Pharmaceuticals, Inc. because it was acquired and is no longer a stand-alone public company and added InterMune, Inc., which met all or most of the business model and size filters at the time of our review. As a result, our peer group is composed of the following fifteen companies, which at the time of our review had a median market capitalization of approximately $6.3 billion, a median of approximately 555 employees, and a commercial drug or drug candidate in later stage development:

  •
  Acorda Therapeutics, Inc.;

  •
  Alexion Pharmaceuticals, Inc.;

  •
  Alkermes plc;

  •
  AMAG Pharmaceuticals, Inc.;

  •
  Auxilium Pharmaceuticals, Inc.;

  •
  Cubist Pharmaceuticals, Inc.;

  •
  Incyte Corporation;

  •
  InterMune, Inc.;

  •
  Medivation, Inc.;

  •
  NPS Pharmaceuticals, Inc.;

  •
  Regeneron Pharmaceuticals, Inc.;

  •
  Salix Pharmaceuticals, Ltd.;

  •
  Theravance, Inc.;

  •
  United Therapeutics Corporation; and

  •
  Vertex Pharmaceuticals Incorporated.

Elements of Executive Compensation and Determination of Amounts

        Our compensation program for our executive officers consists principally of base salary, cash bonus and long-term equity incentive compensation. Long-term equity incentive compensation represents a significant percent of each executive officer's total direct compensation, as opposed to short-term or cash-based compensation, as we believe this better aligns our executive officers with our fellow stockholders' interests and the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our executive officers to be a major component of overall compensation.

  Base Salary

        Base salaries for our executive officers are determined at commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels and to reflect the performance of the executive officer. In determining whether to adjust an executive officer's base salary, our compensation and HR committee takes into consideration factors such as our performance in prior years, general economic factors and compensation parity among our executive officers, as well as the abilities, performance and experience of our executive officers. Our compensation and HR committee also reviews our executive officers' past compensation and compensation data from the PM&P competitive assessment discussed above.

  Annual Bonus

        Our cash bonus program is designed to reward the achievement of our annual corporate goals and to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers, and making sure our employees know clearly that we value their contributions. Each cash bonus award is made annually, and is based on whether and to what extent we achieved our corporate goals for the preceding year as well as the employee's individual performance in that year against his or her individual goals. Consistent with 2013, in 2014 each of our executive officers had an individual bonus target of 30% of his or her base salary, multiplied by the percent achievement of our corporate goals for the year, multiplied by an individual performance achievement multiplier, and taking into account peer group and other market data. In 2014, the individual performance achievement multiplier was between zero and two, a reduction from the 2013 range of zero to three, to better reflect the actual range of awards made under the program. In early 2015, in connection with its ongoing evaluation of our compensation practices and based on peer group and other market data as well as input from PM&P, our compensation and HR committee increased the individual bonus target for each of our executive officers from 30% to 50% of his or her base salary, commencing with bonuses payable in 2016 for 2015 performance. We believe that these increased target bonus percentages will serve to better align the compensation of our executive officers with that of our peers, will place appropriate emphasis on achievement of our annual performance objectives and will facilitate both recruiting and motivating executive officers. Consistent with our current practice, actual 2015 bonus achievement will be primarily based upon the percent achievement of our corporate goals for the year and the individual performance of each executive officer, as determined by our compensation and HR committee.

  Equity-Based Compensation

        To reward and incentivize our executive officers in a manner that best aligns their interests with our stockholders' interests, we use equity awards as our incentive vehicle for long-term compensation. We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of this compensation to our future performance. By linking the ultimate value of the award to the performance of our stock price, we believe equity awards strongly reinforce the concept of "pay for performance." Prior to 2015, stock options were our primary equity award type, having been granted with both time- and milestone-based vesting conditions to each of our executive officers. Because employees are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we continue to believe that stock options provide strong incentives to employees to increase the value of our stock over time. While stock options continue to represent a significant percent of our equity awards, our compensation and HR committee began utilizing RSUs in 2015 as a component of our equity compensation. We believe that introducing a portfolio of equity instruments is important to attract top talent to our commercial-stage pharmaceutical company, to foster our performance-driven culture aimed at setting and achieving high-value, aggressive goals and to best align our employees' actions and motivations with the interests of our stockholders.

        We do not currently have any security ownership requirements for our executive officers. In addition, we have never had a program or policy in place to coordinate equity grants with the release of material non-public information. However, as part of our insider trading prevention policy, our executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

          Initial Equity Awards

        We make an initial equity award to all new employees, including our executive officers, in connection with the commencement of their employment. These initial grants are intended to provide the employee with the incentive to build value in the organization over an extended period of time and to maintain competitive levels of total compensation. Since our initial public offering in February 2010 through early 2015, these awards were for shares of our Class A common stock in the form of stock options, and awards made prior to our initial public offering were for shares of our Class B common stock in the form of stock options. Beginning in early 2015, these initial grants have been for shares of our Class A common stock in the form of stock options and RSUs, with stock options continuing to make up a significant percent of such grants. Such stock options have an exercise price equal to the fair market value of our common stock on the grant date and typically vest over four years as to 25% of the shares on the first anniversary of the date of hire and as to 1/48th of the total shares each month thereafter for the next 36 months. Such RSUs typically vest over four years as to 25% on each approximate anniversary of the date of grant. To date, all initial equity awards made to our executive officers have been in the form of stock options.

          Annual Equity Awards

        Our practice is to make annual, performance-based equity awards to all employees, including our executive officers, as part of our annual compensation program, and historically we have granted such awards in February or March of each year based on our performance in the prior year. Since our initial public offering in February 2010 through the annual awards made in early 2014 for 2013 performance, these grants were for shares of our Class A common stock in the form of stock options, and awards made prior to our initial public offering were for shares of our Class B common stock in the form of stock options. For the annual awards made in early 2015 for 2014 performance, these annual grants were for shares of our Class A common stock in the form of stock options and RSUs, with stock options continuing to make up a significant percent of such grants. Such stock option grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest over four years as to 1/48th of the award on each monthly anniversary of the vesting commencement date, which is January 1 of the applicable year. Such RSUs typically vest over four years as to 25% on each approximate anniversary of the date of grant.

        Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our executive officers as a group or to any particular executive officer, but does emphasize the achievement of corporate goals in determining approximately 50% of each annual performance award for our executive officers, other than Dr. Hecht. Substantially all of Dr. Hecht's annual performance award is based on the achievement of our corporate goals. In addition, our compensation and HR committee leverages its experience, exercising its judgment and discretion, and considers, among other things, the role and responsibility of the executive officer, the executive officer's performance, competitive factors, input from PM&P and the results of the competitive assessment discussed above, the amount of stock-based equity compensation already held by the executive officer, the mix of total direct compensation received by the executive officer and the total number of awards to be made to all participants during the year. Based upon these factors, our compensation and HR committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Throughout the year, our compensation and HR committee may award additional grants as circumstances warrant.

          Milestone-Based Equity Awards

        Our executive officers and a number of our employees have a portion of their incentive compensation in milestone-based equity awards that vest upon the achievement of major value-creating events which may occur many years from the date of grant. We believe milestone-based equity awards align our employees with our stockholders' best interests and motivate our employees to apply their best efforts toward the accomplishment of these long-term value-creating events. To date, all milestone-based equity awards made to our executive officers have been in the form of stock options.

  Severance or Change of Control Arrangements

        Our board, through our compensation and HR committee, periodically assesses our executive severance and change of control arrangements to, among other things, ensure that such benefits are competitive with those of our peers. In connection with this review, PM&P undertook reviews of the severance and change of control arrangements of our peers, which concluded that the vast majority of such companies provide for executive severance arrangements both for certain involuntary terminations (without cause) and in connection with a change of control, with the change of control benefits generally being greater than those afforded under our plan. As a result, our board, through our compensation and HR committee, recently approved our entry into severance arrangements with each of our executive officers, as well as approved certain adjustments to our change of control plan. Such changes serve to better align our executive severance and change of control arrangements with those of our peers, which is particularly important as we seek out top talent from companies like our peers and to foster our performance-driven culture aimed at setting and achieving high-value, aggressive goals. Our new executive severance arrangements and the amendment to our change of control plan are described in more detail below.

          Executive Severance Arrangements

        In February 2015, our compensation and HR committee approved our entry into severance arrangements with each of our executive officers. Under the severance arrangements, our executive officers are eligible to receive certain benefits in the event of an involuntary termination without "cause" or a "constructive termination" (each as defined below under the caption Potential Payments Upon Termination or Change of Control—Executive Severance Arrangements), including an amount equal to his or her base salary and target bonus for the current year, a pro rata amount of his or her target bonus for the current year (pro-rated based on the percentage of the year worked prior to the triggering event), his or her actual bonus for the prior year if not yet paid and 12 months of benefit continuation. These benefits are only payable if the executive officer has complied with all of our rules and policies, executed a separation agreement that includes a release of claims and complies with his or her post-employment obligations of non-disclosure, non-competition and non-solicitation to Ironwood. If the triggering event occurs in connection with a change of control of Ironwood, the severance arrangements provide that the executive officer will be entitled to receive the greater of the benefits under his or her severance arrangement and the benefits under the change of control plan in effect at the time of such termination, on a payment-by-payment and benefit-by-benefit basis. The severance arrangements further provide that in connection with the sale of all or substantially all of the assets of Ironwood we will cause the acquirer of such assets to assume the arrangements.

        We believe that offering our executive officers these payments and benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business, assists us in recruiting and motivating key executive officers, and provides for a clear and consistent approach to managing involuntary departures with mutually understood separation benefits. A further description of the severance arrangements is set forth below under the caption Potential Payments Upon Termination or Change of Control—Executive Severance Arrangements.

          Change of Control Severance Benefit Plan

        We have a change of control plan that applies to all of our employees regardless of title or role, including our executive officers, and provides for certain payments and benefits in connection with or following a termination of employment associated with a "change of control" (as defined below under the caption Potential Payments Upon Termination or Change of Control—Change of Control Severance Benefit Plan). We maintain this change of control plan on the premise that innovative ideas and the associated intellectual property generated from these ideas are the basis upon which economic value is created in the biopharmaceutical industry and that our employees are the source of these value-creating ideas. The potential for a change of control or other event that could substantially change the nature and structure of Ironwood could therefore adversely affect our ability to recruit and motivate employees. The change of control plan was designed to encourage employees to bring forward their best ideas by providing them with the knowledge that if a change of control occurs, and their employment is terminated as a result thereof, they will have an opportunity to share in the value that they helped create for our stockholders, regardless of their employment status at Ironwood after the change of control. The key goals of our change of control plan are to recognize the value of employees' contributions to us through the acceleration of equity awards solely with time-based vesting, and to ensure employees have a reasonable period of time within which to locate suitable employment without undue financial hardship.

        In April 2014, we amended our change of control plan to, among other things, increase the amount of the lump sum salary payment and the duration of the health benefit continuation under the plan for certain management participants, including our executive officers, from six months to 12 months. The material terms of the change of control plan otherwise remain unchanged. We believe that our change of control plan is a positive recruitment tool in attracting top talent to Ironwood and that these recent modifications to the plan enhance our ability to recruit and motivate management-level employees.

        A further description of the change of control plan and the potential payments to our executive officers pursuant to the plan is set forth below under the captions Potential Payments Upon Termination or Change of Control—Change of Control Severance Benefit Plan and —Potential Payments Under Change of Control Severance Benefit Plan.

          Other Post-Employment Arrangements

        In November 2014, we and Mr. Higgins agreed that his last date of employment with Ironwood as our senior vice president and chief operating officer would be December 31, 2014. Mr. Higgins previously transitioned out of his role as our chief financial officer in August 2014 in connection with Mr. Graney joining the company. In connection with his departure, and conditioned upon his continued employment with Ironwood through December 31, 2014 and provision of a general release of claims, Mr. Higgins received (or will receive) certain benefits, including salary continuation, a bonus payment, accelerated vesting of his outstanding unvested stock options, health insurance coverage continuation, and reimbursement of certain fees incurred in connection with advice related to these benefits. As a condition to receipt of the foregoing benefits, Mr. Higgins has indicated his willingness to remain available for consultation and has acknowledged and reaffirmed his obligations of non-disclosure, non-competition and non-solicitation to Ironwood. A further description of Mr. Higgins' departure arrangements and the payments to him thereunder is set forth below under the caption Potential Payments Upon Termination or Change of Control—Michael J. Higgins Departure Arrangements.

  Other Compensation

          Tom Graney New Hire Arrangements

        In August 2014, we appointed Mr. Graney as our chief financial officer and senior vice president of finance and corporate strategy. In setting Mr. Graney's initial compensation, our compensation and HR committee considered a number of factors, including Mr. Graney's background and circumstances, the compensation paid to chief financial officers at our peer group companies and other benchmark data, and executive compensation parity within Ironwood, as well as input from PM&P. As a result of this assessment, in connection with his joining the company, Mr. Graney was provided with an initial base salary of $375,000 per year and, consistent with our other executive officers for 2014, an individual bonus target of 30% of his base salary, subject to achievement of individual and corporate goals and prorated for his first year of employment based on his start date. Mr. Graney also received a one-time bonus of $200,000 in connection with his joining the company, which is subject to recoupment should Mr. Graney voluntarily terminate his employment with Ironwood or if he is terminated by Ironwood for cause, in each case, within one year of his start date. Such one-time bonus was intended to approximate the compensation Mr. Graney was foregoing in connection with his departure from his previous employer. Consistent with our practice of granting equity awards to all new employees, Mr. Graney received an initial grant of stock options to purchase 300,000 shares of our Class A common stock that were granted under our 2010 Plan. Subject to Mr. Graney's continued employment with us, 150,000 of such stock options will vest over four years as to 25% of the shares on the first anniversary of Mr. Graney's start date and as to 1/48th of the total shares each month thereafter for the next 36 months, and 150,000 of such options will vest based upon the achievement of certain market capitalization, commercial and regulatory milestones (50,000 options vesting per milestone), each of which is described in more detail below in footnote 8 to the Outstanding Equity Awards at Fiscal Year End (2014) table. Mr. Graney is also eligible for temporary living coverage for two years from his start date in an aggregate amount not to exceed $70,000 per year intended to facilitate his transition to the Boston, Massachusetts area. Such allowance for housing and transportation is subject to Mr. Graney's continued employment with us and is provided to Mr. Graney net of applicable taxes. This temporary living coverage is in lieu of any comparable benefits Mr. Graney would have otherwise been eligible for under our relocation policy described below.

          Broad-based Benefits

        We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, fitness and transportation stipends, and a 401(k) plan with a 75% matching company contribution on the first $8,000 of an employee's annual contribution.

        We also maintain a relocation policy under which we make certain benefits available to newly hired and existing employees, including executive officers, who are relocating to accept a new position with Ironwood. Our relocation policy covers reasonable expenses associated with the move and certain relocation services, including as applicable, temporary housing assistance payments and a lump sum relocation allowance, departure home sale assistance, rental assistance, new home search assistance, home purchase assistance, moving of household goods and vehicles assistance, and reimbursement of final trip expenses to the new area. We also provide tax assistance to our relocating employees to cover the costs associated with certain non-deductible relocation expenses, as we believe that this benefit is important to our ability to attract and motivate employees. Under our relocation policy, participants are required to pay back the full amount of all relocation reimbursements in the event that they voluntarily terminate their employment or are terminated for "cause" within twelve months following the payment date of their last relocation reimbursement.

        Other than these broad-based benefits or as otherwise described herein, none of our executive officers receive perquisites of any nature.

Process for Determining Individual Compensation and Role of Executive Officers

        At the beginning of the year, a target percentage of our budget is allocated toward salary increases, primarily on the basis of market guidelines, and cash bonuses, on the basis of 100% achievement of corporate goals. Similarly, an equity pool is established at a set percentage of our issued and outstanding shares, assuming 100% achievement of corporate goals. In January, our compensation and HR committee, in conjunction with our senior management, finalizes its assessment of our corporate performance for the prior year. Upon completion of our goal assessment, the bonus and equity pools are calibrated for corporate performance and approved by our compensation and HR committee. Our compensation and HR committee assigns a portion of each of these pools to all of our employees other than our executive officers, and delegates the allocation of these portions to our chief executive officer and our chief financial officer. Our compensation and HR committee also approves the salary increase, cash bonus and equity awards for our chief executive officer and, in consultation with our chief executive officer, for each of our other executive officers. In making these compensation-related decisions, our compensation and HR committee and senior management consider the competitive assessment prepared by PM&P and described in more detail above, as well as the other factors described in this Compensation Discussion and Analysis.

Tax and Accounting Considerations

        While our compensation and HR committee generally considers the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our executive officers in 2014.

Relationship of Elements of Compensation

        Our executive officer compensation is comprised primarily of base salary, cash bonus and long-term incentives in the form of equity awards. Our base salaries serve to provide our executive officers with a stable source of income. Our cash bonus program serves to reward the achievement of our annual corporate goals and, in the case of our executive officers other than Dr. Hecht, individual goals, make our total cash compensation more competitive with market rates, and foster and support our performance-driven culture. We believe our stock-based compensation serves as a significant motivator in attracting and motivating the kind of owner-oriented employees we seek, and have structured our compensation packages accordingly with an emphasis on this element of compensation. We believe that equity awards best tie individual compensation to continuous improvements in corporate performance and the creation of stockholder value, or "pay for performance." Our equity awards, in the form of stock options or RSUs, generally have either long-term vesting schedules, typically over four years, or vest upon the achievement of important, long-term, value-creating milestones. If an employee leaves the company before the completion of the vesting period or the achievement of the milestone, as applicable, then that employee generally does not receive any benefit from the non-vested portion of his or her award.

        Our compensation and HR committee manages the expected number of equity awards, salary increases and cash bonuses payable to our executive officers by requiring that the size of any such payments or awards be tied to the attainment of corporate and, in the case of our executive officers other than Dr. Hecht, individual goals. Our compensation and HR committee may decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer's specific circumstances or, if required by competitive market conditions, to attract and motivate skilled personnel. For example, our compensation and HR committee may decide to grant additional equity awards to an executive officer if that officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group or other market data reviewed by our compensation and HR committee, despite successful attainment of our corporate or his or her individual goals. We believe that this discretion and flexibility allows our compensation and HR committee to better achieve our compensation objectives.

Determining Compensation for the Chief Executive Officer

        Dr. Hecht's salary of $100,000 represents the salary that he has been receiving since he began serving as chief executive officer in 1998. Dr. Hecht's compensation is reviewed and approved annually by our compensation and HR committee. In January 2015, our compensation and HR committee recommended an increase to Dr. Hecht's base salary to be market competitive with his peers, as well as a bonus based on our achievement of 95% of our corporate goals, but Dr. Hecht declined to accept any salary increase or bonus. Further, Dr. Hecht has indicated to our compensation and HR committee that he would not expect or desire his cash compensation to increase in the future. We recognize that Dr. Hecht's cash compensation is well below market and that his level of stock ownership significantly aligns his interests with those of our fellow stockholders' and the creation of long-term stockholder value. Accordingly, our compensation and HR committee granted Dr. Hecht an additional stock option award of 265,000 shares in order to keep his overall compensation competitive with that of our peers while accounting for his declination of a salary increase or a cash bonus. We would expect that Dr. Hecht's total compensation mix will be more focused on equity than our other executive officers as long as he requests that his cash compensation remain at $100,000 per year.

Compensation Actions in 2014 and 2015

  Goals

        For 2014, allocations of cash and equity awards were, in large part, dependent upon us meeting certain weighted corporate performance goals. We thoughtfully work with our compensation and HR committee and other members of our board of directors to establish what we believe are challenging corporate goals. Our corporate goals for 2014 were divided into four categories: (i) maximizing linaclotide, including successfully driving appropriate LINZESS growth and adoption in the United States, achieving certain financial and commercial performance goals, and strengthening its label in the United States, (ii) advancing our pipeline of product candidates and furthering our discovery efforts, (iii) prioritizing investments in our key value drivers for the business and leveraging our commercial capabilities, and (iv) meeting certain other corporate performance goals focused on improving effectiveness and productivity. Dr. Hecht's performance evaluation was based primarily on the achievement of our corporate goals. Our other executive officers were evaluated on the achievement of corporate goals and additional individual goals which contribute toward, and relate directly to, the accomplishment of our corporate goals.

        Our performance against 2014 corporate goals was used to determine compensation awards and adjustments in early 2015. In January 2015, our compensation and HR committee determined that we achieved 95% of our 2014 corporate goals. These goals, and our actual level of achievement of these goals in 2014, are as follows:

Corporate Goal	Target Percentage (%)	Actual Level of Achievement (%)
Linaclotide: successfully drive appropriate LINZESS growth and adoption in the United States, achieve certain financial and commercial performance goals, demonstrate collaboration excellence, and strengthen the LINZESS label	45%	42% + 10% for stretch goals
Pipeline: advance our pipeline of product candidates, including our gastrointestinal programs and soluble guanylate cyclase platform, and further our discovery efforts	20%	20% + 2% for stretch goals
Prioritize investments in our key value drivers for the business and leverage our commercial capabilities	25%	10% + 0% for stretch goals
Improve our corporate effectiveness and productivity, including optimize our core business processes, deepen collaboration, streamline excess costs and improve expense management	10%	10% + 1% for stretch goals

Totals	100%	95%

        In addition to the 2014 corporate goals identified above, for which each of our executive officers is directly accountable, the following is a summary of the 2014 individual goals for our executive officers, other than Dr. Hecht, who is compensated primarily on the basis of the achievement of our corporate goals.

Executive Officer	Summary of Individual Goals
Tom Graney	• Serve as an enterprise leader and strategic partner to chief executive officer in all aspects of our business
• Lead and guide the company on all financial decisions and appropriately manage investments and expenses to enable the company to meet its objectives
• Lead corporate strategy and business development functions, and the implementation of related priorities, to drive Ironwood's growth and long-term success
• Smoothly transition into chief financial officer and corporate strategy leadership roles within the organization, with the investor community and with our partners
Mark G. Currie, Ph.D.	• Serve as an enterprise leader and strategic partner to chief executive officer in all aspects of our business
• Lead and guide the company on all research and development decisions and appropriately manage investments and expenses to enable the company to meet its objectives

•

Establish and execute on a value-driven, gated development plan for linaclotide, beyond its currently approved indications, through close collaboration with partners and other members of senior management

• Strengthen the LINZESS label in the United States and advance linaclotide development globally
• Advance product candidates and further our discovery efforts, and prioritize pipeline investments in our key value drivers for the business
• Play a key role in the evaluation of business development opportunities for the organization through effective cross-functional collaboration
Halley E. Gilbert	• Serve as an enterprise leader and strategic partner to chief executive officer in all aspects of our business
• Lead and guide the company on all legal decisions and appropriately manage investments and expenses to enable the company to meet its objectives

•

Provide the highest quality advice on all legal, intellectual property and compliance matters, serving the company's priority business objectives while managing and mitigating risk and ensuring financial management and discipline in the functions over which she has responsibility

• Lead team responsible for ensuring that transitions resulting from linaclotide partner changes minimize disruption to the brand

•

Serve as key strategic partner on organizational and strategic developments at the company through effective cross-functional collaboration, including the evaluation of business development opportunities

Thomas A. McCourt	• Serve as an enterprise leader and strategic partner to chief executive officer in all aspects of our business
• Lead and guide the company on all commercial decisions and appropriately manage investments and expenses to enable the company to meet its objectives
• Educate and build brand awareness for LINZESS, including through a successful direct-to-consumer education program, and drive appropriate LINZESS growth in the United States
• Demonstrate collaboration excellence with our partners

•

Enhance the global brand for linaclotide and establish a value-driven, gated development plan for linaclotide, beyond its currently approved indications, through close collaboration with partners and other members of senior management

• Play a key role in the evaluation of business development opportunities for the organization through effective cross-functional collaboration
• Manage a commercial field sales force with a culture of compliant patient-centered care
Michael J. Higgins	• Serve as an enterprise leader and strategic partner to chief executive officer in all aspects of our business
• Lead and guide the company on all financial and operational decisions and appropriately manage investments and expenses to enable the company to meet its objectives
• Impart financial discipline throughout our organization to achieve the company's corporate financial goals
• Maintain a strong balance sheet and appropriately manage investments to enable the company to meets its corporate cash objectives
• Execute on an organizational plan and establish a structure for the company that builds a foundation to achieve our five year strategic plan
• Ensure global product supply is secure and optimized for commercialization in territories throughout the world

  Base Salary

        During 2014, our executive officers received the following base salaries: Dr. Hecht—$100,000, Mr. Graney—$375,000 (on an annualized basis), Dr. Currie—$388,100, Ms. Gilbert—$371,000, Mr. McCourt—$377,600 and Mr. Higgins—$371,800. Each of Dr. Currie, Ms. Gilbert, Mr. McCourt and Mr. Higgins received an increase in base salary during 2014 in recognition of the achievement of a majority of each of their respective individual performance goals for 2013, and taking into account peer group and other market data from the PM&P competitive assessment discussed above. Our compensation and HR committee recommended an increase to Dr. Hecht's base salary in 2014 to be market competitive with his peers, but Dr. Hecht declined to accept any increase.

        In January 2015, our compensation and HR committee reviewed and approved the following base salaries for 2015 for our executive officers other than Dr. Hecht: Mr. Graney received a $45,000 increase in base salary from $375,000 to $420,000, Dr. Currie received a $51,900 increase in base salary from $388,100 to $440,000, Ms. Gilbert received a $39,000 increase in base salary from $371,000 to $410,000 and Mr. McCourt received a $42,400 increase in base salary from $377,600 to $420,000. The increase in base salary for each of Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt was in recognition of their meeting or exceeding all or substantially all of their respective individual performance goals in 2014, and taking into account peer group and other market data. Our compensation and HR committee recommended an increase to Dr. Hecht's base salary in 2015 to be market competitive with his peers, but Dr. Hecht declined to accept any increase.

  Bonus

        In January 2015, our compensation and HR committee reviewed and approved the following bonuses for 2014 performance for our executive officers other than Dr. Hecht: Mr. Graney—$37,406 (representing a prorated portion of his full bonus eligibility for the portion of 2014 he was employed by Ironwood), Dr. Currie—$159,321, Ms. Gilbert—$131,595 and Mr. McCourt—$133,758. Such bonus amounts for Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt represent the achievement of 95% of our corporate goals (as described above) and their meeting or exceeding all or substantially all of their respective individual goals for 2014, as well as taking into account peer group and other market data. Our compensation and HR committee recommended a bonus for Dr. Hecht based on our achievement of 95% of our corporate goals for 2014, but he declined to accept such bonus. Further, Dr. Hecht has indicated to our compensation and HR committee that he would not expect or desire such cash compensation in the future. A description of our compensation arrangements with Mr. Higgins in connection with his departure from the company effective December 31, 2014, is set forth above under the caption Potential Payments Upon Termination or Change of Control—Michael J. Higgins Departure Arrangements.

  Annual Equity Awards

        Our compensation and HR committee set the equity pool in 2014 based on our achievement of 80% of our 2013 corporate goals. Dr. Currie, Mr. McCourt and Mr. Higgins met a majority of their individual goals in 2013, and, as described above, Dr. Hecht's performance evaluation was based primarily on the achievement of our corporate goals. Further, our compensation and HR committee elected to grant Dr. Hecht an additional award of 175,000 stock options in 2014 in order to keep his overall compensation competitive with that of our peers while accounting for his declination of a salary increase or a cash bonus, as discussed further above. The equity amounts were determined utilizing peer group and other market data from the PM&P competitive assessment discussed above, and our compensation and HR committee adjusted these amounts after considering relative company performance and, in the case of our executive officers other than Dr. Hecht, individual performance. Because Ms. Gilbert was not an executive officer until after compensation determinations were made in January 2014, her stock option award was determined based on our level of achievement of our corporate goals, her achievement of her individual goals and her position within the company. In January 2014, each of our executive officers, other than Mr. Graney who joined the company in August 2014, was awarded the following stock option grant of Class A common stock based on performance during 2013:

Executive Officer	2014 Annual Option Grant for 2013 Performance (# of Shares of Class A Common Stock Subject to Option)	Stock Option Award in Lieu of Base Salary Increase & Cash Bonus (# of Shares of Class A Common Stock Subject to Option)
Peter M. Hecht, Ph.D.	150,000	175,000
Mark G. Currie, Ph.D.	85,000	—
Halley E. Gilbert	65,000	—
Thomas A. McCourt	80,000	—
Michael J. Higgins	85,000	—

        These options were granted under our 2010 Plan, have an exercise price of $14.11 per share (the closing price of our Class A common stock on the grant date of March 3, 2014) and vest over four years as to 1/48th of the award on each monthly anniversary following January 1, 2014.

        Our compensation and HR committee set the equity pool in 2015 based on our achievement of 95% of our 2014 corporate goals. Mr. Graney, Dr. Currie, Ms. Gilbert and Mr. McCourt met or exceeded all or substantially all of their respective individual goals in 2014, and, as described above, Dr. Hecht's performance evaluation was based primarily on the achievement of our corporate goals. Further, in recognition of the increased importance to Ironwood of the successful development and advancement of programs in our pipeline, Dr. Currie received an additional award of 50,000 milestone-based stock options that vest upon the achievement of important development-related milestones (as described below). Our compensation and HR committee also elected to grant Dr. Hecht an additional award of 265,000 stock options in 2015 in order to keep his overall compensation competitive with that of our peers while accounting for his declination of a salary increase or a cash bonus, as discussed further above. The equity amounts were determined based on market based grants from peer group and survey data, and our compensation and HR committee adjusted these amounts after considering relative company performance and, in the case of our executive officers other than Dr. Hecht, individual performance. Accordingly, in January 2015, each of our executive officers, except Mr. Higgins, was awarded the following stock option and RSU awards for Class A common stock based on performance during 2014:

Executive Officer	2015 Annual Option Grant for 2014 Performance (# of Shares of Class A Common Stock Subject to Stock Options)	2015 Annual RSU Grant for 2014 Performance (# of Shares of Class A Common Stock Subject to RSUs)	Stock Option Award in Lieu of Base Salary Increase & Cash Bonus (# of Shares of Class A Common Stock Subject to Stock Options)	Award of Milestone-Based Stock Options (# of Shares of Class A Common Stock Subject to Stock Options)
Peter M. Hecht, Ph.D.	300,000	—	265,000	—
Tom Graney(1)	34,100	5,700	—	—
Mark G. Currie, Ph.D.	131,250	21,875	—	50,000
Halley E. Gilbert	57,500	28,750	—	—
Thomas A. McCourt	97,500	16,250	—	—

(1)
Mr. Graney's stock option and RSU awards were prorated for the portion of the year he was employed by Ironwood.

        These stock options were granted under our 2010 Plan and have an exercise price of $15.62 per share (the closing price of our Class A common stock on the grant date of March 16, 2015). Except as noted below with respect to Dr. Currie's milestone-based stock option grant, such stock options vest over four years as to 1/48th of the award on each monthly anniversary of January 1, 2015. Dr. Currie's milestone-based stock options vest in two equal installments of 25,000 options, upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the first two internally-derived or externally-accessed products (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market. The RSUs in the table above were awarded under our 2010 Plan on March 16, 2015, and vest over four years as to 25% of the award on each approximate anniversary of the grant thereof.

Compensation Practices and Risk

        Our compensation and HR committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Ironwood. In making this determination, our compensation and HR committee considered the following:

  •
  our use of different types of compensation vehicles provides a balance of long and short-term incentives with fixed and variable components;

  •
  we grant equity-based awards with time-based vesting and milestone-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

  •
  our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value; and

  •
  our system of internal control over financial reporting and code of conduct and ethics, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid or accrued to each of our named executive officers during the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter M. Hecht, Ph.D.	2014	100,000	—	2,144,708	—	7,421	2,252,129
Chief Executive Officer	2013	100,000	—	2,302,688	—	7,440	2,410,128
	2012	100,000	—	2,208,660	—	7,440	2,316,100
Tom Graney(5)*	2014	131,250	200,000	1,895,620	37,406	43,748	2,308,024
Chief Financial Officer and Senior	2013	—	—	—	—	—	—
Vice President, Finance and Corporate Strategy	2012	—	—	—	—	—	—
Mark G. Currie, Ph.D.	2014	388,100	—	560,924	159,321	7,421	1,115,766
Senior Vice President, Chief	2013	376,700	—	1,228,100	90,408	7,440	1,702,648
Scientific Officer and President of R&D	2012	365,400	—	809,842	104,139	7,440	1,286,821
Halley E. Gilbert*	2014	371,000	—	428,942	131,595	7,421	938,958
Senior Vice President, Chief Legal	2013	—	—	—	—	—	—
Officer, and Secretary	2012	—	—	—	—	—	—
Thomas A. McCourt	2014	377,600	—	527,928	133,758	7,421	1,046,707
Senior Vice President, Marketing and	2013	366,600	—	675,455	81,825	7,440	1,131,320
Sales and Chief Commercial Officer	2012	354,500	—	699,409	111,668	7,440	1,173,017
Michael J. Higgins	2014	371,800	—	973,147	—	2,564,092	3,909,039
Former Senior Vice President, Chief	2013	360,900	—	552,645	86,616	7,440	1,007,601
Operating Officer and Chief Financial Officer	2012	350,000	—	625,787	99,750	7,440	1,082,977

*
Mr. Graney joined the company in August 2014, and therefore was not a named executive officer in 2013 or 2012, and Ms. Gilbert was not a named executive officer in 2013 or 2012.

(1)
Reflects cash bonuses paid to our executive officers other than pursuant to our annual cash bonus program. The amount for Mr. Graney represents a new hire bonus he received in connection with his joining the company in August 2014, which is subject to recoupment should Mr. Graney voluntarily terminate his employment with Ironwood or if he is terminated by Ironwood for cause, in each case, within one year of his start date.

(2)
Except as noted below with respect to Messrs. Graney and Higgins, reflects the fair value of time-based stock option awards on the date of grant calculated in accordance with ASC 718, Compensation—Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2012, see Note 13 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K that we filed with the SEC on February 21, 2013. See also our discussion of stock-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in our Annual Report on Form 10-K for the year ended December 31, 2012. For a discussion of the assumptions used in the valuation of awards made in 2013, see Note 13 to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K that we filed with the SEC on February 7, 2014. For a discussion of the assumptions used in the valuation of awards made in 2014, see Note 13 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K that we filed with the SEC on February 18, 2015, or our 2014 Form 10-K, and that accompanies this proxy statement.

Mr. Graney's 2014 awards consist of his new hire stock option grant comprised of a 150,000 time-based award and a 150,000 milestone-based award, which he received in connection with his joining Ironwood. Mr. Graney's milestone-based stock options vest in three equal installments of 50,000 options, upon the achievement of a regulatory, commercial and market capitalization milestone, each of which are described in more detail below in footnote 8 to the Outstanding Equity Awards at Fiscal Year End (2014) table. For a discussion of the assumptions used in the valuation of each of Mr. Graney's regulatory and commercial milestone-based stock options, see Note 13 to our consolidated financial statements for the year ended December 31, 2014 included in our 2014 Form 10-K. The grant date fair value of Mr. Graney's market capitalization milestone-based stock options was determined using a Monte Carlo simulation methodology, utilizing the following key assumptions: (i) closing price of our Class A common stock on September 2, 2014 (the date of grant) of $13.11, (ii) expected volatility of 47.55% and (iii) a risk-free rate of return of 2.24%.

  For Mr. Higgins, in addition to the grant date fair value, such amount also includes $412,223, representing the incremental value associated with the modification of the stock options granted to Mr. Higgins in 2014 as part of his annual equity award. Our compensation and HR committee approved the acceleration of vesting (to the extent unvested) and the extension of the post-separation exercise period from three months to two years for such stock options in connection with Mr. Higgins' departure from the company effective December 31, 2014. Such amount reflects the fair value of the modified awards on the date of modification calculated in accordance with ASC 718. For a discussion of the assumptions used in the valuation of such awards, see Note 13 to our consolidated financial statements for the year ended December 31, 2014 included in our 2014 Form 10-K.

(3)
Consists of payments made under our annual cash bonus program in the following year for performance in the identified year, as described above under the caption Compensation Actions in 2014 and 2015—Bonus. For information regarding Mr. Higgins' compensation in connection with his departure from Ironwood, see footnote 4 to this Summary Compensation Table.

(4)
For each executive officer, $6,000 of such amount consists of matching contributions made under our 401(k) plan, as well as an amount attributable to a transportation stipend and a fitness stipend.

For Mr. Graney, such amount also includes $23,333 Mr. Graney received for temporary living coverage pursuant to his new hire arrangements and intended to facilitate his transition to the Boston, Massachusetts area, as well as $13,971 Mr. Graney received during the year for reimbursement of taxes owed on this allowance for housing and transportation.

For Mr. Higgins, such amount also includes certain accrued payments Mr. Higgins received (or will receive), or amounts Ironwood has incurred (or will incur), in connection with his departure from Ironwood, as follows: (i) $37,373 for unused and accrued vacation time and $40,000 for the cost of certain outplacement services and reimbursement of fees incurred in connection with advice related to his departure benefits; (ii) $371,800 representing one year of salary continuation; (iii) $217,503 representing Mr. Higgins' 2014 target bonus multiplied by our 2014 corporate goals achievement of 95%, plus an amount equal to Mr. Higgins' 2014 target bonus, and (iv) $1,889,994 representing the incremental value associated with the modification of Mr. Higgins' stock options outstanding as of December 31, 2014 (excluding $412,223 representing the incremental value associated with the modification of the stock options granted to Mr. Higgins in 2014 as part of his annual equity award, which such amount is included in the "Option Awards" column to this Summary Compensation Table and is described in more detail in footnote 2 hereto). Our compensation and HR committee approved the acceleration of vesting (to the extent unvested) and the extension of the post-separation exercise period from three months to two years for such stock options (provided the stock option does not earlier terminate) in connection with Mr. Higgins' departure from the company effective December 31, 2014. Such amount reflects the fair value of the modified awards (excluding the value of the modification of Mr. Higgins 2014 awards, as described above) on the date of modification calculated in accordance with ASC 718. For a discussion of the assumptions used in the valuation of such awards, see Note 13 to our consolidated financial statements for the year ended December 31, 2014 included in our 2014 Form 10-K.

(5)
The Salary and Non-Equity Incentive Plan Compensation columns for Mr. Graney reflect the prorated amounts of such compensation he received for the portion of 2014 he was employed by Ironwood.

Grants of Plan-Based Awards (2014)

        The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2014. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Bonus. Other than Mr. Graney's new hire stock option grant described above, the only equity awards granted to our executive officers in 2014 were stock option awards in recognition of performance in 2013. All stock options granted in 2014 consisted of options to purchase shares of our Class A common stock that were granted under our 2010 Plan with an exercise price equal to the fair market value of our Class A common stock on the date of grant. The vesting schedule of each option included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End (2014) table.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
		Compensation and HR Committee Approval Date (if different than Grant Date)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)(2)
					Exercise or Base Price of Option Awards ($/Sh)
	Grant Date
Name			Target ($)
Peter M. Hecht, Ph.D.	3/3/2014	1/23/2014	—	325,000	14.11	2,144,708
	—	—	30,000	—	—	—
Tom Graney	9/2/2014	8/6/2014	—	150,000	13.11	939,540
	9/2/2014	8/6/2014	—	150,000	13.11	956,080	(3)
	—	—	39,375	—	—	—
Mark G. Currie, Ph.D.	3/3/2014	1/23/2014	—	85,000	14.11	560,924
	—	—	116,430	—	—	—
Halley E. Gilbert	3/3/2014	1/23/2014	—	65,000	14.11	428,942
	—	—	111,300	—	—	—
Thomas A. McCourt	3/3/2014	1/23/2014	—	80,000	14.11	527,928
	—	—	113,280	—	—	—
Michael J. Higgins	3/3/2014	1/23/2014	—	85,000	14.11	973,147	(4)
	—	—	111,540	—	—	—

(1)
Consists of the target cash bonus payment for 2014 performance under our cash bonus program. As described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Bonus, in 2014 each of our executive officers had an individual bonus target of 30% of his base salary, multiplied by the percent achievement of our corporate goals for 2014 (which was not determined as of December 31, 2014), multiplied by an individual performance achievement multiplier (the range of which was not determined as of December 31, 2014), and taking into account peer group and other market data. Actual bonus payments for 2014 performance are set forth in the Summary Compensation Table above. Amount for Mr. Graney reflects his target cash bonus payment for 2014 performance under our cash bonus program prorated for the portion of 2014 he was employed by Ironwood. For information regarding Mr. Higgins' compensation in connection with his departure from Ironwood, see the section below captioned Potential Payments Upon Termination or Change of Control—Michael J. Higgins Departure Arrangements.

(2)
Except as noted below with respect to Messrs. Graney and Higgins, reflects the fair value of time-based stock option awards on the date of grant calculated in accordance with ASC 718.

For a discussion of the assumptions used in the valuation of the time-based and milestone-based stock option awards granted to our executive officers in 2014, see footnote 2 to the Summary Compensation Table above.

(3)
Reflects the fair value of Mr. Graney's new hire milestone-based stock options on the date of grant calculated in accordance with ASC 718. Such stock options vest in three equal installments of 50,000 options, upon the achievement of a regulatory, commercial and market capitalization milestone, each of which are described in more detail below in footnote 8 to the Outstanding Equity Awards at Fiscal Year End (2014) table.

(4)
Reflects the grant date fair value of Mr. Higgins 2014 annual award of time-based stock options, as well as $412,223 representing the incremental value associated with the modification of such stock options, each calculated in accordance with ASC 718. Such modification was made in connection with Mr. Higgins' departure from the company effective December 31, 2014 and is more fully described in footnote 2 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End (2014)

        The following table sets forth information regarding outstanding equity awards held by each of our named executive officers on December 31, 2014 the last day of our last fiscal year.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option to Purchase Class Common Stock	Option Expiration Date
Peter M. Hecht, Ph.D.	90,000	—	—	0.60	B	3/1/2015	(1)
	60,000	—	—	0.60	B	3/1/2015	(2)
	60,000	—	—	0.60	B	3/1/2015	(3)
	700,000	—	100,000	1.56	B	3/14/2016	(4)
	35,000	—	—	1.56	B	3/13/2016	(1)
	100,000	—	—	2.94	B	1/22/2017	(1)
	140,000	—	—	3.76	B	1/31/2018	(1)
	110,000	—	—	4.89	B	2/11/2019	(1)
	—	—	40,000	5.48	B	7/28/2019	(5)
	125,000	—	—	11.25	A	2/2/2020	(1)
	166,980	8,020	—	11.11	A	2/1/2021	(1)
	131,250	168,750	—	14.72	A	2/1/2022	(1)
	107,813	267,187	—	13.08	A	2/1/2023	(1)
	74,479	250,521	—	14.11	A	3/3/2024	(6)
Tom Graney	—	150,000	—	13.11	A	9/2/2024	(7)
	—	—	150,000	13.11	A	9/2/2024	(8)
Mark G. Currie, Ph.D.	25,000	—	—	0.60	B	3/1/2015	(1)
	300,000	—	—	1.56	B	3/14/2016	(9)
	75,000	—	—	1.56	B	3/14/2016	(1)
	90,000	—	—	2.94	B	1/22/2017	(1)
	—	—	300,000	2.94	B	1/22/2017	(10)
	120,000	—	—	3.76	B	1/31/2018	(1)
	50,000	—	—	4.89	B	2/11/2019	(11)
	125,000	—	—	4.89	B	2/11/2019	(1)
	—	—	40,000	5.48	B	7/28/2019	(5)
	90,000	—	—	11.25	A	2/2/2020	(1)
	104,959	5,041	—	11.11	A	2/1/2021	(1)
	48,126	61,874	—	14.72	A	2/1/2022	(1)
	57,500	142,500	—	13.08	A	2/1/2023	(1)
	19,479	65,521	—	14.11	A	3/3/2024	(6)
Halley E. Gilbert	43,250	—	—	3.76	B	1/31/2018	(7)
	59,000	—	—	3.76	B	1/31/2018	(9)
	50,000	—	—	4.89	B	2/11/2019	(1)
	—	—	40,000	5.48	B	7/28/2019	(5)
	60,000	—	—	11.25	A	2/2/2020	(1)
	57,251	2,749	—	11.11	A	2/1/2021	(1)
	13,500	16,500	—	11.83	A	12/12/2021	(1)
	19,689	25,311	—	14.72	A	2/1/2022	(1)
	8,625	21,375	—	13.08	A	2/1/2023	(1)
	3,750	21,250	—	11.51	A	12/2/2023	(1)
	14,896	50,104	—	14.11	A	3/3/2024	(6)
Thomas A. McCourt	160,000	—	—	5.48	B	9/7/2019	(7)
	80,000	—	80,000	5.48	B	9/7/2019	(12)
	20,000	—	—	11.25	A	2/2/2020	(1)
	90,647	4,353	—	11.11	A	2/1/2021	(1)
	41,564	53,436	—	14.72	A	2/1/2022	(1)
	31,625	78,375	—	13.08	A	2/1/2023	(1)
	18,333	61,667	—	14.11	A	3/3/2024	(6)
Michael J. Higgins(13)	100,000	—	—	1.56	B	3/14/2016
	35,000	—	—	1.56	B	3/31/2015
	34,013	—	—	2.94	B	3/31/2015
	26,595	—	—	3.76	B	3/31/2015
	63,405	—	—	3.76	B	12/30/2016
	20,449	—	—	4.89	B	3/31/2015
	74,551	—	—	4.89	B	12/30/2016
	40,000	—	—	5.48	B	12/30/2016
	85,000	—	—	11.25	A	12/30/2016
	70,000	—	—	11.11	A	12/30/2016
	85,000	—	—	14.72	A	12/30/2016
	90,000	—	—	13.08	A	12/30/2016
	85,000	—	—	14.11	A	12/30/2016

(1)
The options vest as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter until fully vested.

(2)
The options vested in equal installments on each monthly anniversary of the vesting commencement date for 12 months.

(3)
The option vested as to all of the shares upon the completion of a substantial transaction as determined by our compensation and HR committee.

(4)
The option vested as to (a) 10% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us and the remaining portion of the option vests as to an additional 40% of the shares in equal monthly installments over the ensuing two year period; (b) 7.5% of the shares immediately upon the first commercial sale of our first product, and an additional 30% of the shares in equal monthly installments over the ensuing two year period; and the remaining portion of the option vests as to (c) 12.5% of the shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis; and (d) all unvested shares remaining on January 1, 2016.

(5)
The options vest as to (a) 50% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue) and (b) 50% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

(6)
The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.

(7)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months.

(8)
The options vest as to (a) 50,000 shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis, (b) 50,000 shares immediately upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue) and (c) 50,000 shares immediately upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

(9)
The option vested as to (a) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us and (b) 50% of the shares immediately upon the first commercial sale of our first product.

(10)
The option vests as to (a) 25% of the shares immediately upon the entry of a novel Ironwood drug candidate (other than certain Ironwood compounds or linaclotide for gastrointestinal indications) into Phase 3 clinical studies; (b) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us for a novel Ironwood-derived drug candidate (other than certain Ironwood compounds or linaclotide for gastrointestinal indications); (c) 25% of the shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis; and (d) all unvested shares remaining on January 22, 2017.

(11)
The option vested as to 100% of the shares on the grant date.

(12)
The option vested as to (a) 25% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us; (b) 25% of the shares upon the first commercial sale of linaclotide; and the remaining portion of the option vests as to (c) 25% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue); and (d) 25% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

(13)
In connection with Mr. Higgins' departure from Ironwood effective December 31, 2014, our compensation and HR committee approved the acceleration of vesting of Mr. Higgins' outstanding unvested stock options. In addition, the post-separation exercise period for Mr. Higgins' outstanding stock options as of December 31, 2014 was extended from three months to two years following such date, provided that the stock option does not have an earlier termination date.

Options Exercised and Stock Vested Table

        The following table sets forth certain information regarding the exercise of options to purchase our common stock held by our named executive officers during the year ended December 31, 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)
Peter M. Hecht, Ph.D.	225,000	(2)	3,242,250
Tom Graney	—		—
Mark G. Currie, Ph.D.	105,000	(3)	1,370,850
Halley E. Gilbert	3,000	(4)	33,750
Thomas A. McCourt	—		—
Michael J. Higgins	115,987	(5)	1,411,334

(1)
Computed by determining the difference between the market price of our Class A common stock upon exercise and the exercise price of the exercised stock option.

(2)
Represents 225,000 shares of our Class B common stock that Dr. Hecht acquired through option exercises and then held, thereby increasing his ownership of our Class B common stock by such amount. As of the date hereof, Dr. Hecht continues to hold these shares. All stock options exercised were expiring in 2014.

(3)
Represents 105,000 shares of our Class B common stock that Dr. Currie acquired through option exercises and then sold on the open market, as such stock options were expiring. In order to effect these sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

(4)
Represents 3,000 shares of our Class B common stock that Ms. Gilbert acquired through option exercises and then sold on the open market. In order to effect these sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

(5)
Includes 29,102 shares of our Class B common stock that Mr. Higgins acquired through an option exercise and then held, thereby increasing his ownership of our Class B common stock by such amount. As of the date hereof, Mr. Higgins continues to hold these shares. Also includes 86,885 shares of our Class B common stock that Mr. Higgins acquired through option exercises and then sold on the open market. In order to effect these sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

Potential Payments Upon Termination or Change of Control

        Except as described below, there are currently no other agreements or arrangements pursuant to which our executive officers would receive severance benefits in the event of a separation from Ironwood.

  Executive Severance Arrangements

        In February 2015, our compensation and HR committee approved our entry into severance arrangements with each of our executive officers. Under the severance arrangements, our executive officers are eligible to receive the following benefits in the event of an involuntary termination without Cause or a Constructive Termination (each as defined below), provided the executive officer has complied with all of our rules and policies, executed a separation agreement that includes a release of claims and complies with his or her post-employment obligations of non-disclosure, non-competition and non-solicitation to Ironwood:

  •
  an amount equal to 12 months of his or her current base salary, a pro rata amount of his or her target annual cash incentive award for the current year (pro-rated based on the percentage of the year worked prior to the triggering event), an amount equal to his or her full target annual cash incentive award for the current year, and an amount equal to his or her actual annual cash incentive award for the prior year if such amount has not already been paid to him or her; and

  •
  benefit continuation under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, with Ironwood contributing to the cost of such coverage in the same amount as if the executive officer was actively employed, plus COBRA administrative fees, for 12 months following the triggering event. The executive officers are also eligible to receive outplacement assistance consistent with industry standards.

        If the triggering event occurs in connection with a change of control of Ironwood, the severance arrangements provide that the executive officer will be entitled to receive the greater of the benefits under his or her severance arrangement and the benefits under the change of control plan in effect at the time of such termination, on a payment-by-payment and benefit-by-benefit basis. The severance arrangements further provide that in connection with the sale of all or substantially all of the assets of Ironwood we will cause the acquirer of such assets to assume the arrangements.

        For purposes of the severance arrangements, "Constructive Termination" means termination of employment by the executive officer for Good Reason (as defined below); provided that Constructive Termination shall not include any termination of employment (i) by Ironwood for Cause; (ii) by Ironwood as a result of the permanent disability of the executive officer; (iii) as a result of the death of the executive officer; or (iv) as a result of the voluntary termination of employment by the executive officer for any reason other than Good Reason. "Good Reason" means the occurrence of any of the following conditions: (a) a material diminution in the executive officer's authority, duties or responsibilities; (b) a material diminution in the executive officer's total target cash compensation unless such diminution is in connection with a proportional reduction in compensation for all or substantially all executive officers; or (c) the relocation of the executive officer's work place for Ironwood to a location more than 60 miles from the location of the work place prior to the Constructive Termination. The severance arrangements provide that "Cause" has the same meaning as ascribed to the term in our 2010 Plan, as most recently in effect prior to the time of termination, which such plan defines "Cause" as (A) dishonesty with respect to Ironwood, (B) insubordination, substantial malfeasance or non-feasance of duty, (C) unauthorized disclosure of confidential information, (D) breach of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with Ironwood, and (E) conduct substantially prejudicial to Ironwood's business; provided, however, that this definition of Cause shall be superseded by (I) the definition of Cause contained in an agreement between a participant and Ironwood in effect at the time of such termination, and (II) the definition of "Cause" contained in the change of control plan to the extent such termination is covered by such plan.

  Change of Control Severance Benefit Plan

        We have a change of control plan that applies to all of our employees regardless of title or role, including our executive officers, and provides for certain payments and benefits in connection with or following a termination of employment associated with a change of control. In April 2014, we amended our change of control plan to, among other things, increase the amount of the lump sum salary payment and the duration of the health benefit continuation under the plan for certain management participants, including our executive officers, from six months to 12 months. The material terms of the change of control plan otherwise remain unchanged. Pursuant to our amended change of control plan, in the event of a Covered Termination (as defined below), our executive officers are entitled to receive the following from Ironwood or its successor:

  •
  a lump-sum payment in an amount equal to 12 months of base salary as of the time of termination;

  •
  a lump-sum payment in an amount equal to the target bonus for the year in which the termination occurred, prorated for the portion of the year during which the employee was employed;

  •
  acceleration of all outstanding equity awards subject solely to time-based vesting as of the date of termination; and

  •
  continuation of medical, dental and vision benefits for the individual and his or her dependents for 12 months following termination; provided that if the individual dies or becomes covered by another employer's group health plans during the continuation period, Ironwood is no longer required to provide such group health plans.

        A Covered Termination consists of a "Termination Upon Change of Control" or a "Constructive Termination" in connection with a "Change of Control" of Ironwood. Under the change of control plan, a Change of Control occurs when:

  •
  any person becomes, pursuant to a transaction or a series of transactions not approved by our board, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power;

  •
  a merger or consolidation of Ironwood, whether or not approved by our board, which results in the holders of our voting securities holding less 50% of the combined voting power of the surviving entity immediately after such merger or consolidation;

  •
  the sale or disposition of more than two-thirds of the assets of Ironwood; or

  •
  the date a majority of members of our board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of members of our board before the date of the appointment or election.

        For purposes of the change of control plan, "Termination Upon Change of Control" means the actual termination of the employee without Cause (as defined below) by Ironwood during the period commencing 30 days prior to the earlier of (i) the date that Ironwood first publicly announces that it is conducting negotiations leading to a Change of Control or (ii) the date that Ironwood enters into a definitive agreement that would result in a Change of Control, and ending on the earlier of (a) the date on which Ironwood announces the definitive agreement has been terminated or that Ironwood's efforts to consummate the Change of Control have been abandoned or (b) the date that is twenty-four months after the Change of Control, and "Constructive Termination" means the termination of employment by the employee for Good Reason (as defined below) within twenty-four months after the occurrence of any Change of Control; provided that a Termination Upon Change of Control or a Constructive Termination shall not include any termination of employment (A) by Ironwood for Cause; (B) by Ironwood as a result of the permanent disability of the employee; (C) as a result of the death of the employee; or (D) as a result of the voluntary termination of employment by the employee for any reason other than Good Reason. "Good Reason" means the occurrence of any of the following conditions following a Change of Control: (I) a material diminution in the employee's authority, duties and responsibilities; (II) a material diminution in the employee's total target cash compensation unless such diminution is in connection with a proportional reduction in compensation for all or substantially all similarly situated employees; (III) the relocation of the employee's work place for Ironwood to a location more than 60 miles from the location of the work place prior to the Change of Control; or (IV) any other action or inaction that constitutes a material breach by such employee's employer (after the Change of Control) of any agreement with the employee under which the employee is then providing services. "Cause" means (aa) theft, a material act of fraud, intentional falsification of employment or Ironwood records or the commission of any criminal act; (bb) improper disclosure or use of Ironwood's confidential, business or property information; (cc) gross negligence or willful misconduct in the performance of assigned duties that causes demonstrable harm to Ironwood; or (dd) repeated failure to perform job responsibilities in accordance with written instructions from a supervisor.

        We will require any successor to assume and agree to perform the change of control plan. See Elements of Executive Compensation and Determination of Amounts—Severance or Change of Control Arrangements—Change of Control Severance Benefit Plan for more information about our change of control plan.

        Receipt of any payments or benefits under the change of control plan at the time of termination will be conditioned on the employee executing a written release of Ironwood from any and all claims arising in connection with his or her employment.

  Potential Payments Under Change of Control Severance Benefit Plan

        The following table presents our estimate of the amount of severance benefits to which each of our named executive officers would be entitled under the change of control plan in the event a Covered Termination of each named executive officer occurred on December 31, 2014.

Name	Cash Severance ($)	Non-Equity Incentive Plan Compensation (Prorated Target Bonus) ($)	Equity Acceleration ($)(1)	Continuation of Health Benefits ($)	Total ($)
Peter M. Hecht, Ph.D.	100,000	30,000	1,036,643	17,114	1,183,757
Tom Graney	375,000	112,500	331,500	17,114	836,114
Mark G. Currie, Ph.D.	388,100	116,430	456,827	6,345	967,702
Halley E. Gilbert	371,000	111,300	273,813	16,941	773,054
Thomas A. McCourt	377,600	113,280	300,565	11,446	802,891
Michael J. Higgins(2)	—	—	—	—	—

(1)
Reflects the in-the-money value of the unvested portion of such executive officer's options that have vesting provisions based solely on time, and not performance milestones. The value is calculated by multiplying the amount (if any) by $15.32, the closing price of our Class A common stock on December 31, 2014, which exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. As of December 31, 2014, none of our executive officers held any RSUs.

(2)
In connection with his departure from Ironwood effective December 31, 2014, Mr. Higgins did not receive any benefits under our change of control plan. Amounts paid (or to be paid) in connection with Mr. Higgins' departure from Ironwood are reflected below under the caption Michael J. Higgins Departure Arrangements.

  Equity Acceleration in the Event of Death

        Effective December 5, 2014, our compensation and HR committee approved a modification to all outstanding stock options for all employees subject solely to time-based vesting to provide that in the event of the death of an option holder, including our executive officers, such awards will accelerate in full. This change applies to all outstanding time-based stock option awards made under our equity incentive plans, including the 2010 Plan. Further, our current form of stock option and RSU agreements for awards issued under our 2010 Plan include similar provision for the acceleration of unvested time-based awards upon the death of an award holder, including our executive officers.

        In the event of the death of a named executive officer on December 31, 2014, the value of the accelerated time-based stock option awards for each named executive officer is set forth in the Potential Payments Under Change of Control Severance Benefit Plan table above in the Equity Acceleration column. There were no RSUs held by the executive officers as of December 31, 2014.

  Tom Graney New Hire Arrangements

        In connection with his joining Ironwood as our chief financial officer and senior vice president of finance and corporate strategy, effective August 27, 2014, Ironwood agreed to certain compensation arrangements with Mr. Graney, which are described above under the caption Elements of Executive Compensation and Determination of Amounts—Other Compensation—Tom Graney New Hire Arrangements. As part of these new hire arrangements, Mr. Graney was eligible to receive twelve (12) months of salary continuation if he was involuntarily terminated by Ironwood without "cause" (as such term is defined by industry standards and Ironwood policy) conditioned upon Ironwood's receipt of a general release of claims. In February 2015, these severance benefits were replaced by Mr. Graney's severance arrangement described above. In the event of an involuntary termination by Ironwood without cause on December 31, 2014, Mr. Graney would have been entitled to aggregate salary continuation payments of $375,000 under his new hire arrangements, as the severance arrangements were not in place as of such date.

  Michael J. Higgins Departure Arrangements

        In November 2014, we and Mr. Higgins agreed that his last date of employment with Ironwood would be December 31, 2014. Mr. Higgins received his current base salary through such date, and was paid for any unused and accrued vacation time. In connection with his departure, and conditioned upon his continued employment with Ironwood through December 31, 2014 and provision of a general release of claims, Mr. Higgins received (or will receive) the following:

  •
  salary continuation consistent with Mr. Higgins' 2014 base salary, commencing on December 31, 2014 and ending one year thereafter. Following the first anniversary of his departure from Ironwood, such salary continuation shall continue until the earlier of (i) the date Mr. Higgins obtains full-time employment, or (ii) December 31, 2016.

  •
  a bonus payment equal to Mr. Higgins' 2014 target bonus multiplied by our 2014 corporate goals achievement of 95%, plus an amount equal to Mr. Higgins' 2014 target bonus, which was intended to approximate his 2015 bonus potential considering the 2015 increase in bonus eligibility for our executive officers, as described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Annual Bonus.

  •
  accelerated vesting of Mr. Higgins' outstanding unvested stock options. The post-separation exercise period for Mr. Higgins' outstanding stock options as of December 31, 2014 was extended from three months to two years following such date, provided that the stock option does not have an earlier termination date.

  •
  health insurance coverage continuation under COBRA with Ironwood contributing to the cost of such coverage in the same amount as if Mr. Higgins was actively employed with us, plus COBRA administrative fees, for up to 18 months following December 31, 2014 until Mr. Higgins become eligible for such benefits from another employer. Mr. Higgins is also eligible to receive up to $10,000 for reimbursement of fees incurred in connection with advice related to these benefits.

As a condition to receipt of the foregoing benefits, Mr. Higgins has indicated his willingness to remain available for consultation and has acknowledged and reaffirmed his obligations of non-disclosure, non-competition and non-solicitation to Ironwood.

        The amounts paid (or to be paid) in connection with Mr. Higgins' departure from Ironwood are reflected in the table below.

Name	Maximum Cash Severance (Salary Continuation) ($)(1)	Bonus ($)	Equity Acceleration ($)(2)	Maximum Continuation of Health Benefits and Other Amounts ($)(3)	Total ($)
Michael J. Higgins	743,600	217,503	1,346,713	65,671	2,373,487

(1)
Such amount represents two years of salary continuation at a rate consistent with Mr. Higgins' 2014 base salary. As described above, following the first year of salary continuation, such payments will terminate on the date Mr. Higgins obtains full-time employment. As a result, actual salary continuation payments could be reduced to $371,800.

(2)
Such amount represents the in-the-money value of the unvested portion of Mr. Higgins' outstanding stock options as of December 31, 2014, the date of his departure from Ironwood. The value is calculated by multiplying the amount (if any) by $15.32, the closing price of our Class A common stock on December 31, 2014, which exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

(3)
Such amount is comprised of $25,671 attributable to 18 months of COBRA benefits continuation and $40,000 for the cost of certain outplacement services and reimbursement of fees incurred in connection with advice related to the departure benefits; however, as described above, such amounts may be less.

Director Compensation

        The following table sets forth information regarding the compensation earned during the year ended December 31, 2014 by each of our directors other than Dr. Hecht, who does not receive compensation for his service as a director. Dr. Hecht's compensation for his service as our chief executive officer is described in our Compensation Discussion and Analysis and in the Summary Compensation Table and related footnotes included elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
George H. Conrades	4,233	(3)	385,812		—	—		390,045
Joseph C. Cook, Jr.	—		385,812		—	—		385,812
David Ebersman	5,749	(4)	385,812		—	—		391,561
Marsha H. Fanucci	10,000	(5)	385,812		—	—		395,812
Terrance G. McGuire	—		385,812		—	—		385,812
Julie H. McHugh	—		363,806	(6)	—	—		363,806
Lawrence S. Olanoff, M.D., Ph.D.(7)	—		—		—	—		—
Edward P. Owens	—		385,812		—	—		385,812
Bryan E. Roberts, Ph.D.	9,967	(8)	385,812		—	—		395,779
David E. Shaw	4,233	(9)	113,469		—	—		117,702
Christopher T. Walsh, Ph.D.	5,749	(10)	385,812		—	$25,000	(11)	416,561
Douglas E. Williams, Ph.D.	—		272,343	(12)	—	—		272,343

(1)
On January 2, 2014, each non-employee member of our board of directors, except Ms. McHugh and Drs. Olanoff and Williams who had not yet joined our board, received a restricted stock grant in the amount of 9,339 shares of Class A common stock for service to Ironwood from

  January 2014 through the date of our 2014 annual meeting of stockholders. Such award of restricted stock had a grant date fair value of $12.15 per share and was granted pursuant to the terms of our director compensation plan. As of December 31, 2014, all of such restricted shares had vested.

  Further, on June 3, 2014, each non-employee member of our board of directors, except Mr. Shaw who retired from our board of directors on such date and Dr. Olanoff who had not yet joined our board of directors on such date, received a restricted stock grant in the amount of 19,778 shares of Class A common stock for service to Ironwood from the date of our 2014 annual meeting of stockholders to the date of our 2015 annual meeting of stockholders. Such award of restricted stock had a grant date fair value of $13.77 per share and was granted pursuant to the terms of our director compensation plan. As of December 31, 2014, 9,889 shares from each June 2014 restricted stock award remained unvested.

(2)
No stock options were granted to non-employee directors in 2014. Further, as of December 31, 2014, none of our directors, other than Mr. Cook, held any outstanding, unexercised stock options. As of such date, Mr. Cook held 5,000 Class B stock options (all of which are fully vested).

(3)
Mr. Conrades received this compensation for his service as the chair of our governance and nominating committee for a portion of 2014. Pursuant to our director compensation plan, Mr. Conrades elected to receive this compensation in unrestricted shares of our Class A common stock. Mr. Conrades received a total of 314 shares of our Class A common stock for such chair service in 2014.

(4)
Mr. Ebersman received this compensation for his service as the chair of our compensation and HR committee for a portion of 2014. Pursuant to our director compensation plan, Mr. Ebersman elected to receive this compensation in unrestricted shares of our Class A common stock. Mr. Ebersman received a total of 432 shares of our Class A common stock for such chair service in 2014.

(5)
Ms. Fanucci received this compensation for her services as the chair of our audit committee in 2014.

(6)
Ms. McHugh was elected a director effective February 12, 2014. On such date, and in connection with her election, Ms. McHugh received an award of 6,775 restricted shares of our Class A common stock, which such award represented a prorated portion of the award of restricted shares made to our other non-employee directors in January 2014, as described in more detail in footnote 1 to this table. Such award of restricted stock had a grant date fair value of $13.50 and was granted pursuant to the terms of our director compensation plan. As of December 31, 2014, all of such restricted shares had vested.

(7)
Dr. Olanoff was elected a director effective April 16, 2015.

(8)
Dr. Roberts received this compensation for his service as the chair of our board in 2014. Pursuant to our director compensation plan, Dr. Roberts elected to receive this compensation in unrestricted shares of our Class A common stock. Dr. Roberts received a total of 745 shares of our Class A common stock for such chair service in 2014.

(9)
Mr. Shaw retired as a member of our board at the 2014 annual meeting of stockholders. Mr. Shaw received this compensation for his services as the chair of our compensation and HR committee in 2014 through the date of his retirement. Pursuant to our director compensation plan, Mr. Shaw elected to receive this compensation in unrestricted shares of our Class A common stock. Mr. Shaw received a total of 314 shares of our Class A common stock for such chair service in 2014.

(10)
Dr. Walsh received this compensation for his service as the chair of our governance and nominating committee for a portion of 2014. Pursuant to our director compensation plan, Dr. Walsh elected to receive this compensation in unrestricted shares of our Class A common stock. Dr. Walsh received a total of 432 shares of our Class A common stock for such chair service in 2014.

(11)
Dr. Walsh received this compensation for his service as chair of our Pharmaceutical Advisory Committee in 2014.

(12)
Dr. Williams was elected a director effective June 3, 2014. On such date, and in connection with his election, Dr. Williams received an award of 19,778 restricted shares of our Class A common stock pursuant to the terms of our director compensation plan, which such award was consistent with the award of restricted shares made to our other non-employee directors on such date, as described in more detail in footnote 1 to this table.

        In 2013, our board, upon the recommendation of our compensation and HR committee, approved a new director compensation plan, effective January 1, 2014. The new director compensation plan replaced our previous director compensation program, which was implemented in 2009 and was intended to compensate our directors through December 31, 2013. The new director compensation plan provides that, commencing at our 2014 annual meeting of stockholders, and at each annual meeting thereafter, our non-employee directors will receive an annual grant of the number of restricted shares of our Class A common stock calculated by dividing (i) the dollar amount for total director compensation approximating the 25th percentile of our current peer group on the date of grant, by (ii) the average closing price of our Class A common stock on the NASDAQ Global Select Market for the six months preceding the month in which the applicable annual meeting of stockholders occurs. Such restricted shares vest 25% on each three-month anniversary of the grant date over a nine-month period and the remaining 25% on the day before the date of the annual meeting of stockholders for the next calendar year. For 2014, our compensation and HR committee determined that the 25th percentile for total director compensation for our peer group was approximately $250,000. Accordingly, on June 3, 2014, the date of our 2014 annual meeting of stockholders, each of our non-employee directors received a grant of restricted stock consistent with the forgoing terms and valuation. Further, in January 2014, each non-employee director received a prorated grant of restricted shares of our Class A common stock as compensation for the period from January 2014 through the date of our 2014 annual meeting of stockholders, which such shares vested in two equal installments on March 31, 2014 and on the day before our 2014 annual meeting, and had a prorated valuation equal to $250,000 multiplied by the portion of the year covered by the shortened service period. In each case, vesting is contingent on each non-employee director continuing to serve as a member of the board on the last day of each applicable vesting period. Subject to certain limited exceptions, and whether the shares of restricted stock are vested or not, no director may transfer any shares of restricted stock while such person is a director of Ironwood.

        The vast majority of the compensation that our non-employee directors receive for service on our board is paid in the form of restricted stock, which such shares are subject to forfeiture and transfer restrictions as described in detail above. We believe these forfeiture and transfer restrictions under our director compensation plan effectively create stock ownership guidelines for our directors in that they ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and they focus our directors on maximizing long-term value.

        In addition, pursuant to our director compensation plan, the chair of our board and each of the committee chairs receives annual compensation of $10,000, payable quarterly in unrestricted stock or cash at the individual director's election. Shares of our Class A common stock issued to our directors under our director compensation plan are granted under our 2010 Plan, in which our directors are eligible to participate. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

 PROPOSAL NO. 2—RATIFICATION OF OUR SELECTION OF AUDITORS

Our board recommends that you ratify the selection of
Ernst & Young LLP as our auditors for fiscal year 2015.

        Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2015. The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the books and accounts of Ironwood since 1998 and has audited our financial statements for the years ended December 31, 2014, 2013 and 2012. Detailed disclosure of the audit and tax fees we paid to Ernst & Young LLP in 2014 and 2013 are set forth below. Based on these disclosures and information in the audit committee report beginning on page 18 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2015.

        Representatives of Ernst & Young LLP are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2014 and 2013 for the audits of our annual financial statements, and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee's policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor's independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee by both our chief financial officer or chief accounting officer and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee's pre-approval policy.

	2014	2013
Audit	$739,500	$628,468
Audit-related	—	—
Tax	$36,000	$149,480
All other	—	—

	$775,500	$777,948

        Audit fees for 2014 and 2013 were for professional services rendered for the audits of our financial statements, including accounting consultation, and reviews of quarterly financial statements, as well as for services that are normally provided in connection with regulatory filings or engagements.

        Tax fees for 2014 and 2013 were for professional services for the preparation of our federal and state tax returns and tax advice.

        Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2014 or 2013.

Vote Required

        The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Abstentions will not affect the outcome of this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and beneficial owners of more than 10% of our Class A common stock and Class B common stock, combined, are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our securities with the SEC. Our staff assists our directors and executive officers in preparing ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based on a review of the copies of reports filed by us or by our 10% stockholders and representations that no other reports were required, we believe that during 2014, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER COMMUNICATIONS, PROPOSALS AND NOMINATIONS FOR DIRECTORSHIPS

Communications

        A stockholder may send general communications to our board, any committee of our board or any individual director by directing such communication to Chief Legal Officer, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142. All communications will be reviewed by our chief legal officer and, if requested by the stockholder, forwarded to our board or an individual director, as applicable. Our chief legal officer reserves the right not to forward to our board or any individual director any abusive, threatening or otherwise inappropriate materials.

        Any request for materials or other communications directed to our Secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

Proposals and Nominations

        Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2016 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 19, 2015 in order for such proposal to be included in our proxy materials.

        Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2016 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2016 annual meeting of stockholders must be received by us no earlier than March 5, 2016 and no later than April 4, 2016, unless the date of the 2016 annual meeting of stockholders is more than 30 days from the anniversary date of the 2015 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2016 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 4, 2016, our bylaws provide that the nomination or the proposal shall be disregarded.

SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Communications, telephone: (617) 621-7722.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M90366-P64191 ! ! ! ! ! ! ! ! For All Withhold All For All Except ! Yes No For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. IRONWOOD PHARMACEUTICALS, INC. 301 BINNEY STREET CAMBRIDGE, MA 02142 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElEcTRONIc DElIVERY OF FuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. IRONWOOD PHARMAcEuTIcAlS, INc. Please indicate if you plan to attend this meeting. 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015. For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 01) George H. Conrades 02) Lawrence S. Olanoff, M.D., Ph.D. 03) Douglas E. Williams, Ph.D. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal:

M90367-P64191 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. Address changes/comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) IRONWOOD PHARMAcEuTIcAlS, INc. Annual Meeting of Stockholders June 3, 2015 9:00 AM, Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Peter M. Hecht and Thomas Graney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on June 3, 2015 at Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, MA 02142, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. continued and to be signed on reverse side